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EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

dated as of December 6, 2002

among

THE CADILLAC FAIRVIEW CORPORATION LIMITED;
CADILLAC FAIRVIEW U.S., INC.; CF BROWARD MALL, INC.;
CF DOVER MALL L.P.; CF ESPLANADE L.P.;
CF NORTHPARK L.P.; CF GALLERIA AT WHITE PLAINS L.P.; CF COBB ASSOCIATES;
CF GWINNETT ASSOCIATES; CFN, INC.;
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (MISSISSIPPI) INC.;
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (LOUISIANA) INC.;
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (NEW YORK) INC.;
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (GEORGIA) INC.

and

THE MILLS LIMITED PARTNERSHIP

i

ARTICLE VI CLOSING
6.1	Closing	26
6.2	Closing Deliveries by the CF Entities	27
6.3	Closing Deliveries by the Purchaser	31
6.4	Deferred Closing	32
6.5	Additional Condition Relating to a Sale of One Interest Without the Other	33
ARTICLE VII CONDITIONS PRECEDENT TO CLOSING
7.1	Conditions Precedent to Obligation of the Purchaser	33
7.2	Conditions Precedent to Obligations of the CF Entities	36
ARTICLE VIII REPRESENTATIONS AND WARRANTIES
8.1	Representations and Warranties of the Purchaser	37
8.2	Representations and Warranties of CFCL	40
8.3	General Provisions	46
8.4	Notice of Breach; CFCL's Right to Cure	47
8.5	Survival	47
ARTICLE IX INDEMNIFICATION
9.1	Obligation of the Purchaser to Indemnify	47
9.2	Obligation of CFCL to Indemnify	47
9.3	Limitations on Recovery	48
9.4	Third-Party Claims	49
ARTICLE X TERMINATION
10.1	Purchaser Default	50
10.2	CF Entity Default	50
10.3	Limitations	51
ARTICLE XI MISCELLANEOUS
11.1	Broker	51
11.2	Expenses	51
11.3	Further Assurances	51
11.4	Notices	51
11.5	Assignment	52
11.6	Waiver; Modification	53
11.7	Incorporation of Recitals and Schedules	53
11.8	Confidentiality; Press Releases	53
11.9	Entire Agreement	54
11.10	Governing Law	54
11.11	Jurisdiction	54
11.12	Captions	55
11.13	Counterparts	55
11.14	Severability	55

11.15	Prior Negotiations; Construction	55
11.16	Litigation Expenses	55
11.17	No Recordation	55
11.18	Competitive Activities	55
11.19	Waiver of Trial by Jury	55
11.20	Relationship of CFCL to the Other CF Entities	56
11.21	Arbitration Procedures	56
11.22	CFCL Board Approval	56
11.23	Time of Essence	56

EXHIBITS
EXHIBIT A-1	CURRENT CF PROPERTY OWNERS AND WHOLLY-OWNED PROPERTIES
EXHIBIT A-2	CURRENT INTEREST OWNERS, INTERESTS AND PARTIAL PROPERTIES
EXHIBIT A-3	RETAINED LITIGATION
EXHIBIT B	ESCROW PROVISIONS
EXHIBIT C	TITLE COMMITMENTS
EXHIBIT D	LEASE TERM SHEET
EXHIBIT E	FORM OF SELLER AFFIDAVIT
EXHIBIT F	[INTENTIONALLY OMITTED]
EXHIBIT G-1	FORM OF GROUND LEASE ASSIGNMENT
EXHIBIT G-2	FORM OF SUBLEASE ASSIGNMENT
EXHIBIT H	FORM OF REA ASSIGNMENT
EXHIBIT I	FORM OF LEASE ASSIGNMENT
EXHIBIT J	FORM OF BILL OF SALE
EXHIBIT K	FORM OF CONTRACT ASSIGNMENT
EXHIBIT L	FORM OF INTEREST ASSIGNMENT
EXHIBIT M	FIRPTA CERTIFICATE
EXHIBIT N	FORM OF GUARANTY INDEMNITY
EXHIBIT O	FORM OF SELLER ESTOPPEL CERTIFICATE
EXHIBIT P	FORM OF CFCL AGREEMENT

SCHEDULES
SCHEDULE 2.1(a)	TOTAL PROPERTY AND INDIVIDUAL INTEREST VALUES
SCHEDULE 2.1(c)	PRINCIPAL AMOUNT OF THE BROWARD LOAN
SCHEDULE 3.1(b)(ii)	DELIVERED SURVEYS
SCHEDULE 3.1(b)(v)	LEASES
SCHEDULE 3.1(c)	INITIAL SURVEY OBJECTIONS
SCHEDULE 4.1(a)	PENDING CAPITAL PROJECTS
SCHEDULE 4.1(c)	PERMITTED PROPERTY TRANSACTIONS
SCHEDULE 4.1(d)	PERMITTED INTEREST TRANSACTIONS
SCHEDULE 4.1(h)	APPROVED LEASES
SCHEDULE 4.5-1	ANCHORS
SCHEDULE 4.5-2	FORM OF TENANT ESTOPPEL
SCHEDULE 4.5-3	FORM OF GROUND LESSOR ESTOPPEL
SCHEDULE 4.5-4	REA PARTIES
SCHEDULE 4.5-5	FORM OF REA PARTY ESTOPPEL

SCHEDULE 4.7	BROWARD GUARANTIES
SCHEDULE 4.8	PARTIAL PROPERTY LOAN GUARANTIES
SCHEDULE 4.9	CF ENTITIES
SCHEDULE 4.10	CONDITIONAL SALES AGREEMENT
SCHEDULE 8.2(a)(iii)	CF THIRD PARTY CONSENTS
SCHEDULE 8.2(b)(ii)	UPPER-TIER JOINT VENTURE ORGANIZATIONAL DOCUMENTS
SCHEDULE 8.2(b)(iv)	PARTIAL PROPERTY OWNER ORGANIZATIONAL DOCUMENTS
SCHEDULE 8.2(f)	LEASING COMMISSIONS
SCHEDULE 8.2(g)	VIOLATIONS
SCHEDULE 8.2(h)	EXISTING ENVIRONMENTAL REPORTS
SCHEDULE 8.2(i)	DEFAULT NOTICES TO TENANTS
SCHEDULE 8.2(j)	RENT ROLLS
SCHEDULE 8.2(k)	SECURITY DEPOSITS
SCHEDULE 8.2(l)	TENANT IMPROVEMENT OBLIGATIONS
SCHEDULE 8.2(o)	JV FINANCIAL STATEMENTS
SCHEDULE 8.2(p)(v)	JV PARTNERSHIP AGREEMENTS WITH AFFILIATES

Index of Defined Terms

Definition	Section Reference
Additional Rent	5.1(e)
Adjustment Point	5.1
Affiliate	11.5
Agreement	Preamble
Anchors	4.5
Applicable Fiscal Closing Period	5.3
Applicable Percentage	5.6
Bill of Sale	6.2(a)(vi)
Borrower	2.1(c)
Brokers	5.1(j)
Broward Consent	4.7
Broward Loan	2.1(c)
Broward Loan Documents	4.1(g)
Business Day	2.1(a)
CFCL	Preamble
CFCL Board Approval	11.22
CFCL Knowledge Party	8.2(s)
CFCL Response	4.6(b)
CF Entity	4.9(a)
CF Material Adverse Effect	8.2(a)(iii)
CF Obligations	4.8
CFUS	Preamble
Claims	1.3(a)
Clean Estoppel Certificate	7.1(i)
Closing	6.1(a)
Closing Date	6.1(a)
Code	6.2(e)
commercially reasonable efforts	3.2(b)
costs of collection	5.1(e)
Commitments	3.1(a)

Condemnation	3.3(a)
Conditional Purchase Obligation	4.10
Consideration	2.1(a)
Contract Assignment	6.2(a)(vii)
Contract Rights	Recitals
Cure Cutoff Date	6.4(b)
Current CF Property Owners	Preamble
Current Interest Owners	Preamble
Deed	6.2(a)(i)
Deferred Closing Date	6.4(b)
Deferred Closing	6.4(b)
Delivered Surveys	3.1(b)(ii)
Deposit	2.2
Dollars	2.11(c)
Dover Parking Parcel	Recitals
Due Diligence Cutoff Date	4.6(b)
Due Diligence Updates	4.6(b)
Encumbrance	3.2(a)
Environmental Laws	8.2(h)
Equipment Lease	Recitals
Escrow Agent	2.2
Escrow Provisions	2.2
Estoppel Certificate	4.5
Estoppel Requirement	7.1(i)
Excluded Properties	6.4(a)
Existing Environmental Reports	8.2(h)
Improvements	Recitals
Final CF Property Owners	4.9(a)
Final Interest Owners	4.9(a)
Final Selling Parties	4.9(a)
Fixed Rents	5.1(e)
Governmental Authority	7.1(e)
Ground Lease	4.5
Ground Lease Assignment	6.2(a)(ii)
Ground Lessor	4.5
Gwinnett Discount	2.1(c)
Hazardous Materials	1.3(a)
Improvements	Recitals
Initial Survey Objections	3.1(c)
Initial Title Objections	3.1(b)(i)
Inquiry	9.4
Interests	Recitals
Interest Assignment	6.2(b)(i)
JV Financial Statements	8.2(o)
JV Partnerships	8.2(o)
KPMG	4.11
Land	Recitals
Lease Assignment	6.2(a)(iv)
Lease Term Sheet	4.1(h)
Lease	Recitals

v

Liquidation Transactions	Recitals
Major Lease	4.1(h)
Mandatory Removal Objection	3.2(b)
Materiality Threshold	7.1(b)(ii)
Non-Threshold Properties	6.1(a)
Notice Letters	6.2(a)(viii)
Operating Contracts	4.1(k)
Other Exceptions	3.2(a)
Partial Land	Recitals
Partial Properties	Recitals
Partial Property Owner Interest	Recitals
Partial Property Owner Organizational Documents	8.2(b)(iii)
Partial Property Owners	Recitals
Partner Consents	7.1(g)
Paydown Amount	2.1(c)
Percentage Rents	5.1(e)
Permitted Exceptions	3.1(b)
Person	1.2(a)
Personal Property	Recitals
Premises	Recitals
Principal Closing	6.1(a)
Principal Closing Date	6.1(a)
Properties	Recitals
Property Owners	Recitals
Purchaser	Preamble
Purchaser Designee	11.5
Purchaser Knowledge Party	8.1(i)
Purchaser Material Adverse Effect	8.1(a)
Purchaser Notice	4.6(b)
Purchaser's Liquidated Damages	10.2
Purchaser's Representatives	8.3(b)
Qualification	7.1(b)(i)
REA Assignment	6.2(a)(iii)
REA Document	6.2(a)(iii)
REA Parties	4.5
Released Entities	1.3(a)
Remove	3.2(b)
Rent Rolls	8.2(j)
Rents	5.1(e)
Rule 3-14 Income Statement	4.11
Scheduled Principal Closing Date	6.1(a)
Sears	4.10
Sears Assumption Agreement	4.10
Sears Letter Agreement	4.10
Sears License Agreement	4.10
Seller Estoppel Certificate	7.1(i)
Selling Parties	Preamble
Subject Interest	6.5
Sublease Assignment	6.2(a)(ii)
Subsequent Title Objections	3.2(a)

Substantial Casualty	3.4(a)
Substantial Condemnation	3.3(a)
Target	5.7
Tax and Operating Expense Reimbursements	5.1(e)
Temporary Tenancies	8.2(j)
Tenant Charge Reimbursements	5.1(e)
Tenant Work	5.1(j)
Threshold Amount	9.3
Threshold Properties	6.1(a)
Title Company	3.1(a)
Title Documents	3.1(a)
Title Objections	3.2(b)
Title Policies	3.1(a)
Transaction Documents	9.3
Underwritten Leases	5.1(j)
Updated Environmental Reports	4.6(b)
Updated Physical Reports	4.6(b)
Updated Survey	3.1(c)
Upper-Tier Interests	Recitals
Upper-Tier Joint Venture	Recitals
Upper-Tier Joint Venture Organizational Documents	8.2(b)(i)
Wholly Owned Land	Recitals
Wholly Owned Properties	Recitals
Zoning Letters	4.6(b)

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 6th day of December, 2002, by and among (i) THE CADILLAC FAIRVIEW CORPORATION LIMITED, an Ontario corporation ("CFCL"); (ii) CADILLAC FAIRVIEW U.S., INC., a Delaware corporation ("CFUS"); (iii) CF BROWARD MALL, INC., a Florida corporation; CF DOVER MALL L.P., a Delaware limited partnership; CF ESPLANADE L.P., a Delaware limited partnership; CF NORTHPARK L.P., a Delaware limited partnership; CF GALLERIA AT WHITE PLAINS L.P., a Delaware limited partnership and CFN, INC., a Delaware corporation (collectively, the "Current CF Property Owners"); (iv) CF COBB ASSOCIATES, a New York general partnership; and CF GWINNETT ASSOCIATES, a New York general partnership (collectively, the "Current Interest Owners"); (v) CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (MISSISSIPPI) INC., a Delaware corporation; CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (LOUISIANA) INC., a Delaware corporation; CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (NEW YORK) INC., a New York corporation; CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (GEORGIA) INC., a Delaware corporation (collectively, together with CFUS, CFCL, the Current CF Property Owners and the Current Interest Owners, the "Selling Parties", and each, a "Selling Party"); and (vi) THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser").

W I T N E S S E T H:

        WHEREAS, each of the Current CF Property Owners owns fee title to, and, in the case of CF Dover Mall L.P., the leasehold rights to a parking parcel (the "Dover Parking Parcel") at, certain plots, pieces or parcels of land (the "Wholly Owned Land") together with the shopping center located thereon, all as more particularly identified on Exhibit A-1 (each, a "Wholly Owned Property" and, collectively, the "Wholly Owned Properties");

        WHEREAS, each of the Current Interest Owners owns a partnership interest (each, an "Upper-Tier Interest" and collectively, the "Upper-Tier Interests") in a partnership (each, an "Upper-Tier Joint Venture" and collectively, the "Upper-Tier Joint Ventures") that in turn owns a general partner interest (each, a Partial Property Owner Interest and collectively, the "Partial Property Owner Interests") in the fee owner of certain plots, pieces or parcels of land (the "Partial Land", and, together with the Wholly Owned Land, the "Land") together with the shopping center located thereon, all as more particularly identified on Exhibit A-2 (collectively, the "Partial Properties", and each, a "Partial Property");

        WHEREAS, the Upper-Tier Interests and the Partial Property Owner Interests are sometimes referred to herein collectively as the "Interests" and each, an "Interest";

        WHEREAS, each Wholly Owned Property and Partial Property is referred to herein as a "Property" and such properties and related assets are referred to herein collectively as the "Properties"; for certainty, as used herein, the term "Property" for each Wholly Owned Property or Partial Property includes and, where applicable, is subject to: (i) all of the relevant Property Owner's right, title and interest in and to the buildings and other improvements (the "Improvements") located on the Land relating thereto (such Land and Improvements being referred to herein collectively as the "Premises"); (ii) all of the relevant Property Owner's right, title and interest in and to the fixtures built on or attached to the Premises; (iii) all of the relevant Property Owner's right, title and interest in and to the equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property located on the Premises (the "Personal Property"), including all of such Property Owner's interest in any equipment leases by which such Property Owner holds the right to possess and use any of the equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property located on or in the Property that is used by that Property Owner in the ordinary course of business (such equipment leases, the "Equipment Leases", and each, an "Equipment Lease") that are in effect on the Closing Date; (iv) all of the relevant Property Owner's right, title and interest under each lease and other agreement for the present or future use or occupancy of any space in the

Property in respect of which such Property Owner holds the interest of the lessor (each such agreement, a "Lease", and collectively, the "Leases") that are in effect on the Closing Date; (v) all of the relevant Property Owner's right, title and interest in and to (a) any assignable rights and/or privileges relating to the Premises accruing from and after the Closing, (b) any assignable licenses and permits relating to the Premises, to the extent in effect on the Closing Date, (c) any deposits made by such Property Owner with utility companies relating to the Premises, if and to the extent apportionment is made therefor pursuant to Section 5 hereof, (d) any plans or specifications relating to the Premises, to the extent in the relevant Property Owner's possession or under its control on the Closing Date, and (e) any assignable trademarks, tradenames, logos, or similar property relating to the Premises (the items described in clauses (a), (b), (c), (d), and (e) above being collectively referred to herein as the "Contract Rights"); and (vi) all of each Property Owner's right, title and interest in and to any Operating Contracts (as defined below) that are in effect on the Closing Date. Notwithstanding anything to the contrary set forth above or otherwise contained herein, each Property is and will remain subject to the Permitted Exceptions affecting it. In addition, the term Property expressly excludes, and the CF Entities expressly reserve for themselves or the other rightful owner thereof, as applicable, (1) any property owned by tenants or other users or occupants of a Property, (2) any property owned by the manager of any Property, (3) any rights with respect to any refund of taxes applicable to the Wholly Owned Properties for the period prior to the Closing Date, (4) any rights or privileges protecting or otherwise inuring to the benefit of any CF Entity and accruing under any contract or other agreement or arrangement prior to the Closing (e.g., any right to indemnification for any matter arising prior to the Closing) and (5) all rights and interests of the CF Entities in and to the matters described in Exhibit A-3 attached hereto, as the same shall be updated through the Closing Date, and any proceeds therefrom.

        WHEREAS, the partnerships that own the Partial Properties are referred to herein as the "Partial Property Owners" and each individually as a "Partial Property Owner", and the Partial Property Owners and the Current CF Property Owners are sometimes referred to herein as the "Property Owners" and each individually as a "Property Owner";

        WHEREAS, immediately prior to the Closing CFCL will cause the Current CF Property Owners and the Current Interest Owners to enter into a series of transactions more fully described in Section 4.9 hereto, or similar transactions designed to achieve a comparable result (the "Liquidation Transactions"), by which the Current CF Property Owners, the Current Interest Owners and certain other CF Entities will be liquidated and other CF Entities will become the owners of the Properties and Upper-Tier Interests as described in Section 4.9;

        WHEREAS, the CF Entities have agreed to conduct the Liquidation Transactions and immediately thereafter to cause the Final Selling Parties to convey the Wholly Owned Properties and in the case of each Partial Property, at CFCL's election either the Upper-Tier Interest or the Partial Property Owner Interest relating thereto, to the Purchaser in exchange for cash on the terms set forth below;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

        1.1    Purchase and Sale.    Subject to and on the terms and conditions set forth below, including the limitations set forth in Article VI, (i) CFCL and the other Selling Parties agree to convey to the Purchaser each of the Wholly Owned Properties and, with respect to each Partial Property, either the Upper-Tier Interest or the Partial Property Owner Interest relating thereto as determined by the CF

Entities in their discretion, and (ii) the Purchaser agrees to purchase each of the Wholly Owned Properties and Upper-Tier Interests and/or Partial Property Owner Interests, in each case for the Consideration set forth in Section 2.1.

        1.2    No Representations.    (a) THE PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, THE CF ENTITIES ARE DISPOSING OF THE PROPERTIES AND THE INTERESTS "AS IS, WHERE IS AND WITH ALL FAULTS" AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, AS APPLICABLE, NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM THE CF ENTITIES OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF ANY CF ENTITY, AS TO ANY MATTER CONCERNING THE PROPERTIES OR THE INTERESTS OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Property or the square footage of any of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Property, or the fitness, suitability, value or adequacy of any Property for any particular purpose, (iv) the zoning or other legal status of any Property, (v) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of the Purchaser or any of its affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements at any Property, or (ix) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, the Purchaser expressly acknowledges and agrees that, except as set forth herein or in any other document delivered pursuant hereto, it is not relying on any representation or warranty of the CF Entities or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of the CF Entities, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. In addition, the Purchaser acknowledges and agrees that no property (real, personal or otherwise) owned by any tenant or any other Person is intended to be conveyed hereunder unless said property is described and purported to be conveyed herein. For the purposes of this Agreement, "Person" means any individual, corporation, partnership, association, trust, limited liability company, or other entity or organization.

          (b)  THE PURCHASER ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY IT OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF THE PURCHASER, AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, NONE OF THE CF ENTITIES OR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF

  LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, THE PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING, AS IT DEEMS NECESSARY OR APPROPRIATE, ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT THE PURCHASER'S SOLE COST AND EXPENSE.

          (c)  This Section 1.2 shall survive the Principal Closing and each Deferred Closing, if any, or, if the Principal Closing does not occur, the termination of this Agreement.

        1.3    Release.    (a) Without limiting the provisions of Section 1.2, except as expressly set forth herein, the Purchaser hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any of the CF Entities, or their respective affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, affiliates officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a "Released Entity", and collectively, the "Released Entities") with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Interest or any Property or any portion thereof (collectively, "Claims"), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, that the Purchaser does not waive its rights, if any, or any rights of its successors or assigns or any of their affiliates or any other Person who may have a right to seek recovery to recover from, or release or discharge or covenant not to bring any action against, CFCL for any breach of the representations or warranties set forth in Section 8.2, subject to the limitations and conditions provided in Section 8.4, or any Released Entity for any other indemnity obligations, if any, or breach of its obligations under this Agreement, or any other document delivered pursuant hereto, subject to any limitations on liability set forth herein or therein. In addition, the Purchaser hereby forever releases and agrees to defend, indemnify and hold harmless each of the Released Entities from and against any Claims to the extent relating to any Hazardous Materials that may first be placed, located or released on, at, under or from, any Property after the Closing Date with respect to that Property.

For purposes of this Agreement, the term "Hazardous Materials" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) "hazardous waste" in the federal Recourse Conservation and Recovery Act; (B) "hazardous substances" in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) "pollutants" in the federal Clean Water Act; (D) "toxic substances" in the federal Toxic Substances Control Act; and (E) "oil or hazardous materials" in the laws or regulations of any State.

          (b)  In connection with this Section 1.3, the Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the waiver and release provisions of the preceding paragraph.

          (c)  This Section 1.3 shall survive the Principal Closing and the Deferred Closing, if any, indefinitely.

        1.4    Purchaser Acting For its Affiliates and Designees.    The Purchaser agrees that in making the acknowledgments, releases, waivers and other agreements set forth in Section 1.2 and Section 1.3 it is doing so for itself and also on behalf of each of its affiliates, each Purchaser Designee, if any, and any successor or permitted assign of any of the foregoing.

ARTICLE II

CONSIDERATION

        2.1    Consideration.    (a) On the Principal Closing Date, assuming satisfaction by the Selling Parties and/or waiver by the Purchaser of all the conditions set forth in Section 7.1, the Purchaser agrees to pay to the CF Entities an aggregate price equal to the sum of the amounts set forth on Schedule 2.1(a) for the Properties and Interests included in the Principal Closing, payable in cash by wire transfer of immediately available funds to the bank account(s) designated by CFCL in writing to the Purchaser at least two (2) Business Days before such date (such cash to be paid at the Principal Closing and any Deferred Closing and as it may be adjusted as provided for herein, the "Consideration"). As used herein, the term "Business Day" means any day of the year, other than a Saturday or Sunday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.

          (b)  If for any reason an Interest with respect to either or both of the Partial Properties is not included in the Principal Closing, then, in addition to the other adjustments provided for in this Agreement, the aggregate Consideration to be delivered by the Purchaser at the Principal Closing will include only payments in respect of the Wholly-Owned Properties and the Interest, if any, actually included in the Principal Closing determined based upon amounts set forth on Schedule 2.1(a) hereto. At each Deferred Closing, if any, the total Consideration payable with respect to the Interest or Interests being conveyed at such Closing will be the sum of the amounts set forth on Schedule 2.1(a) with respect to that Interest or those Interests, subject to adjustment as provided for in this Agreement.

          (c)  The Consideration payable for Broward Mall will be increased dollar for dollar by the amount of any interim amortization of the loan secured by Broward Mall (the "Broward Loan") from the date hereof and if, in lieu of obtaining the Broward Consent, CFCL causes the Broward Loan to be repaid in full, the Consideration payable for Broward Mall will be increased by an additional amount equal to the sum of (A) the principal balance so repaid plus (B) the lesser of (x) the aggregate amount of all prepayment premiums and penalties paid to the lender in connection with such repayment and (y) Five Million Dollars ($5,000,000). Similarly, the Consideration payable in respect of either of the Interests will be increased by the product of (a) the aggregate amount of the regular amortization payments on the loan secured by the Partial Property to which that Interest relates during the period between December 31, 2002 and the Closing for that Interest and (b) the Applicable Percentage in respect of that Interest pursuant to Section 5.6. In addition, in the case of the Partial Property known as Gwinnett Place, if by the Closing for the Interest in the Partial Property Owner of that Partial Property the Partial Property Owner has repaid principal to obtain a release of the cross collateral guarantees of the loans secured by Gwinnett Place and Town Center at Cobb, then, at CFCL's election either (1) the Consideration payable in respect of an Interest relating to Gwinnett Place will be increased by the product of (i) the aggregate amount of such repayment and (ii) the Applicable Percentage for that

  Interest pursuant to Section 5.6 (such product, the "Paydown Amount"), less the Gwinnett Discount, or (2) the Consideration payable in respect of an Interest relating to Gwinnett Place will be increased by the Paydown Amount and, concurrently with the Closing for that Interest, CFCL and The Mills Limited Partnership or, if proposed by the Purchaser and accepted by CFCL in its sole and absolute discretion, another entity of even stronger financial condition as determined by CFCL in its sole judgment (such entity, the "Borrower") will enter into a loan transaction on the terms set forth on Schedule 2.1(c) pursuant to which CFCL or an entity designated by it lends the Borrower an amount equal to the amount by which the Consideration was increased pursuant to this clause (2). As used herein, the "Gwinnett Discount" means an amount determined as follows: (I) if the amount is being determined in connection with a Closing involving an Interest relating to the Partial Property Owner that owns Gwinnett Place, $2,500,000 and (II) if the amount is being determined at any time after the Closing for such an Interest through and including the first anniversary of the first Closing by which the Purchaser acquired the Interest, $2,000,000; if the amount is being determined at any time after that first anniversary through and including the second anniversary of that Closing, $1,500,000; if the amount is being determined at any time after that second anniversary through and including the third anniversary of that Closing, $1,000,000; if the amount is being determined at any time after the third anniversary of that Closing through and including the fourth anniversary of that Closing, $500,000; and if the amount is being determined at any time after the fourth anniversary of that Closing, $0. For certainty, all references in this Agreement to "Dollars" or "$" refer to U.S. Dollars unless otherwise specified.

        2.2    Deposit.    Within one (1) Business Day of execution hereof by all parties, the Purchaser shall deposit with TSNY Agency of New York City, Inc. (the "Escrow Agent") earnest money in the amount of Twenty Million Dollars ($20,000,000) (the "Deposit"), such amount to be paid in cash by wire transfer of immediately available funds to a bank account to be designated by the Escrow Agent on or before the date hereof, it being understood by the Purchaser that time is of the essence with respect thereto. At the request of either the Purchaser or CFCL the parties agree to cooperate to take such steps as are appropriate to replace the Escrow Agent with another independent company that customarily provides escrow services and is otherwise acceptable to both the Purchaser and CFCL, and upon countersigning a copy of this Agreement and accepting receipt of the Deposit, such replacement agent shall become the Escrow Agent for purposes of this Agreement. The parties hereto and, by joining into this agreement, the Escrow Agent, agree that the Deposit shall be held and disbursed by the Escrow Agent only pursuant to the provisions of this Agreement and the Escrow Provisions attached as Exhibit B hereto (the "Escrow Provisions"). Upon and subject to the occurrence of a Closing, the portion of the Deposit (and interest earned thereon, if any) applicable to the Properties and Interests included in such Closing as set forth on Exhibit B hereto shall be delivered to CFCL for the CF Entities and shall be credited to the Purchaser as partial payment of the Consideration. Each of the Purchaser and CFCL agrees that it will instruct the Escrow Agent to disburse funds in writing in the circumstances required under and otherwise in accordance with this Agreement and the Escrow Provisions.

ARTICLE III

TITLE MATTERS; CONDEMNATION; CASUALTY

        3.1    Title to the Properties.    (a) The Purchaser hereby acknowledges that it has received and reviewed (i) the title commitments attached as Exhibit C,cfn (each, a "Commitment" and collectively, the "Commitments"), pursuant to which Fidelity National Title Insurance Company of New York (such company, or such other nationally recognized title insurance provider as may be selected by the Purchaser to issue the policies referred to herein, the "Title Company") has agreed to issue ALTA owner's title insurance policies for each of the Properties with the extended coverage and the endorsements and other affirmative coverages referenced therein (collectively, the "Title Policies"), which Title Policies shall name as the insured the entity to which the Property is to be transferred (i.e., a Property transferee) and commit to insure the applicable Person's (or Property transferee's, if applicable) fee simple (or, in the case of the Dover Parking Parcel, leasehold) title to its respective Property to be good and indefeasible, subject only to the Permitted Exceptions, and (ii) photocopies of the documents (the "Title Documents") evidencing or describing the title exceptions shown on the Commitments.

          (b)  As used herein, the term "Permitted Exceptions" means, with respect to each Property:

              (i)  Each of the title exceptions and exclusions set forth in the Commitment for that Property and any title exceptions incurred by the applicable Property Owner after the date of the relevant Commitment and not prohibited by the terms of this Agreement, but excluding those exceptions and exclusions marked "omit" or otherwise manually stricken and subject to any reservations or revisions marked on each of the Commitments (collectively, the "Initial Title Objections");

            (ii)  The state of facts set forth in the land survey of such Property described on Schedule 3.1(b)(ii) (such surveys for the Properties, collectively, the "Delivered Surveys"), and the state of facts set forth in the Updated Survey for such Property, if any, and not objected to by the Purchaser as permitted in Section 3.2;

            (iii)  All laws, regulations and ordinances including, without limitation, all environmental, building and zoning restrictions affecting the Property or the ownership, use or operation thereof adopted by any Governmental Authority having jurisdiction over the Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date with respect to such Property;

            (iv)  All unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing with respect to such Property but may become or give rise to a lien on all or any portion of the Property (it being understood that such items may be subject to apportionment at such Closing as provided herein);

            (v)  Each Lease listed on Schedule 3.1(b)(v) hereto as that Schedule may be amended, supplemented or otherwise modified from time to time through the Closing Date, subject to the terms of Section 4.1 hereof and each of the Temporary Tenancies now in effect or which may be in effect on the Closing Date with respect to such Property, subject to the terms of Section 4.1 hereof;

            (vi)  Any other easements, rights of way, restrictions, exceptions, reservations, conditions, limitations, covenants, adverse rights or interests, licenses, minor irregularities in title and other similar encumbrances that do not in the aggregate materially (A) impair the use of such Property in the operation of the business of the applicable Property Owner conducted thereon or as permitted by applicable laws, (B) impair the ability to finance the Property or (C) detract from the value of the Property for the purpose of such business;

          (vii)  Each and every Encumbrance of the type referred to in Section 3.2 below identified to the Purchaser prior to the Closing with respect to such Property as contemplated therein and not objected to by the Purchaser in writing within the time allowed in Section 3.2 or otherwise waived by the Purchaser as provided in Section 3.2;

          (viii)  Any public record filings by mechanics, materialmen or other workmen employed by any tenant at its own expense to provide services at the Property (to the extent, if any, that such filings constitute an Encumbrance); and

            (ix)  Any liens, encumbrances or other defects or exceptions to title insurance coverage caused by the Purchaser, by any of its affiliates, by any of their respective agents, employees or other representatives or by any of the CF Entities or any of their respective agents, employees or other representatives at the Purchaser's prior written request.

          (c)    Updated Surveys.    The Purchaser acknowledges that it has received and reviewed each of the Delivered Surveys and hereby confirms that, with the exception of the objections described in Schedule 3.1(c) (the "Initial Survey Objections"), the conditions shown on the Delivered Surveys are acceptable to the Purchaser. If requested by the Purchaser, CFCL agrees to cooperate with the Purchaser in permitting the Purchaser to obtain, at the Purchaser's expense, an update of any one or more of the Delivered Surveys (each, an "Updated Survey"). The Purchaser will have the right to object to new matters set forth in any Updated Survey in accordance with the provisions of Section 3.2(a) below, except that the Purchaser will not have the right to object to any new matters unless they constitute Other Exceptions and were not set forth in the Delivered Surveys.

        3.2    Title Defects.

          (a)    Certain Exceptions to Title.    If any update of a Commitment or any Updated Survey for a Property discloses any material new (i) lien, restriction on use, option, conditional sales agreement, pledge, security interest, or other exception, encumbrance or title defect (each, an "Encumbrance") or (ii) encroachment, change in the boundary of a Property (as compared to the boundary shown on the Delivered Survey) or other survey defect, in either case that is not a Permitted Exception (all such Encumbrances and other new encroachments, changes and other survey defects are collectively referred to herein as "Other Exceptions"), then the Purchaser will have the right to object in writing to such Other Exception so long as it delivers the notice to CFCL within five (5) Business Days after the Purchaser first receives such updated Commitment or Updated Survey or such lesser time as remains between such receipt and the Closing Date with respect to the affected Property. Unless the Purchaser notifies CFCL in writing that it objects to an Other Exception with respect to a Property within the foregoing time period, each such Other Exception automatically will constitute an additional Permitted Exception. Other Exceptions to which the Purchaser timely objects within the time frame set forth in this Section 3.2(a) are collectively referred to herein as "Subsequent Title Objections".

          (b)    Discharge of Title Objections.    CFCL agrees that it will take all reasonable actions within its control to Remove any new Mandatory Removal Objection raised as a Subsequent Title Objection and affecting any Wholly Owned Property prior to the Principal Closing Date. As used herein, "Mandatory Removal Objection" means any Title Objection consisting of (i) a mortgage lien against a Property, but expressly excluding the lien of the existing mortgage securing the Broward Loan (unless such loan is repaid as provided in Section 4.7) and the liens of the mortgages securing the existing financings of the Partial Property Owners with Metropolitan Life, (ii) a lien or encumbrance against a Property or Interest arising by legal process as a result of a judgment having been entered against any CF Entity, (iii) a lien or encumbrance against a Property or Interest arising by legal process in respect of delinquent real estate taxes and/or assessments, (iv) any mechanic's or materialman's lien, but specifically excluding any Permitted Exception (it being agreed that if CFCL elects to Remove any such lien as described in clause (b) of the definition of "Remove", CFCL shall be entitled to control the resolution of the dispute to which that lien relates following the Closing and the Purchaser will use commercially reasonable efforts to cooperate and cause its Affiliates to cooperate with CFCL in those efforts at no cost to the Purchaser) and (v) any other Encumbrance granted by a CF Entity against a Property or Interest in violation of Article IV. In addition, CFCL agrees to notify the Purchaser whether or not it will be seeking to cure each Initial Title Objection, each Initial Survey Objection and each Subsequent Title Objection, if any, (such objections hereinafter collectively referred to as "Title Objections") all as contemplated in Section 3.2(c). With respect to any Title Objection affecting a Wholly Owned Property and which CFCL notifies the Purchaser it elects to cure, then, on or before the Principal Closing Date CFCL agrees to use commercially reasonable efforts to Remove such Title Objection. In addition, if CFCL elects to cure any Title Objection relating to a Partial Property, then at or prior to the Closing Date for that Partial Property CFCL agrees to use commercially reasonable efforts to Remove or, to the extent the ability to do so is within the control of a CF Entity, to cause the applicable Property Owner to use commercially reasonable efforts to Remove that Title Objection on or before the Closing Date for that Partial Property. As used in this Agreement, the term "Remove" means that CFCL will (a) take such actions as are within its control and necessary to eliminate (of record or otherwise, as appropriate) the Title Objection, (b) cause the Title Company to remove the Title Objection as an exception to title in the Title Policy or to affirmatively insure against the same, in each case without any additional cost to the Purchaser (above customary title insurance premiums), whether such insurance is made available in consideration of payment, bonding, indemnity of CFCL or otherwise, or (c) deliver sufficient funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the Title Objection, together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the Title Objection of record and as an exception to title in the Title Policy and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments and the Title Company in fact removes the Title Objection as an exception to title in the Title Policy. For purposes of this Agreement, and without intending to expand the meaning of the phrase "commercially reasonable efforts", the parties acknowledge that commercially reasonable efforts will not be interpreted as requiring the initiation or settlement of litigation, disproportionate payouts to any partners or other equity investors or the payment of money (other than usual and customary expenses associated with negotiating and closing transactions of the nature set forth herein, including, without limitation, fees and expenses required to be paid under existing contractual obligations and processing or review fees and reimbursement for legal fees and other out-of-pocket expenses customarily required by the current holders of indebtedness on the Properties).

          (c)    Seller's Election to Discharge Title Objections.    With respect to each Initial Title Objection and Initial Survey Objection, CFCL agrees to notify the Purchaser within ten (10) Business Days from the date of this Agreement whether CFCL elects to seek to Remove such Title Objection. With respect to each Subsequent Title Objection, if any, CFCL agrees to notify the Purchaser within ten (10) Business Days after CFCL first receives the foregoing notice of such Subsequent Title Objection from the Purchaser or such lesser time as remains between such receipt and the Closing Date with respect to the affected Property whether CFCL elects to seek to Remove such Title Objection. If CFCL does not affirmatively notify the Purchaser of any such election within the allotted 10-Business Day period, CFCL shall be deemed to have elected not to Remove the Title Objection in question. If CFCL elects or is deemed to have elected not to Remove any Title Objection and the condition or circumstance giving rise to that Title Objection is such that if it remains uncured it will result in a failure of the condition precedent set forth in Section 7.1(d), the Purchaser shall have the right, exercisable by delivering written notice to CFCL within five (5) Business Days of CFCL's election or deemed election not to Remove, to provide CFCL with a Purchaser Notice as that term is defined in Section 4.6(b) in respect of that Title Objection and following such delivery the provisions of Section 4.6(b) shall apply to that condition as if were a condition that was the subject of additional due diligence and was discovered and identified to CFCL prior to the Due Diligence Cutoff Date. If the Purchaser doesn't deliver a Purchaser Notice to CFCL with respect to any such Title Objection within said five (5) Business Day period, the Title Objection automatically will constitute an additional Permitted Exception.

        3.3    Condemnation. (a) Right to Terminate.    In the event that any Governmental Authority commences any condemnation action or any taking by power of eminent domain (such action, a "Condemnation") against any Property, CFCL agrees to notify the Purchaser in writing of such action or threatened action promptly upon any CFCL Entity obtaining knowledge thereof. If any Property or portion thereof is taken in a Condemnation or a transfer in lieu thereof and the action individually or in combination with any destruction or damage by any casualty to such Property deprives the Property Owner of 25% or more of the gross leasable area owned and/or ground leased by the Property Owner at the Property or deprives the affected Property of access to public roads in a manner that materially and adversely affects the value of the Property taken as a whole (any such Condemnation, a "Substantial Condemnation"), and following such occurrence the CF Entities are unwilling or unable to restore the Property to at least as good a condition (including leasable square footage) as existed on the date of this Agreement by the Principal Closing Date, the Purchaser will have the right, with respect to the Non-Threshold Properties only, to decline to include such Property or the Interests associated with such Property in the Principal Closing as contemplated in, and subject to CFCL's cure rights as set forth in, Section 6.4 below. If any Condemnation does not constitute a Substantial Condemnation, then this Agreement will remain in full force and effect and the Purchaser will acquire the Property or, if applicable, the Interests, on the terms and conditions set forth in this Agreement. If any Condemnation occurs with respect to any Property and this Agreement is not terminated, CFCL agrees that it will allow the Purchaser to participate in the negotiations regarding the settlement of any claim for proceeds resulting from that Condemnation (in the case of the Partial Properties, only to the extent the CF Entities are entitled to permit the Purchaser to so participate) and will not settle any such claim without obtaining the Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. In addition, the CF Entities agree that, without obtaining the Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, they will not make any repairs to, or otherwise restore, any Property subject to a Condemnation, other than repairs required to protect the health or safety of any person or property at the Property and except as required by the terms of any Lease, REA Document, loan document or other agreement to which the relevant Property Owner is a party or which is otherwise applicable to the affected Property.

          (b)    Credit for Proceeds.    If (i) a Substantial Condemnation occurs with respect to a Non-Threshold Property but the Purchaser does not decline to accept the applicable Interest in that Non-Threshold Property or (ii) a Condemnation occurs with respect to a Property and the Condemnation does not constitute or result in a Substantial Condemnation, then in either case the Purchaser will acquire the Property or, in the case of Partial Properties, the applicable Interests, on the terms and conditions set forth in this Agreement; provided that, at the Closing with respect to that Property, the Purchaser will be entitled to a credit against the Consideration allocable to that Property or Interests in an amount equal to the Condemnation proceeds, if any, received by the applicable CF Entity after the date of this Agreement and prior to that Closing, net of all reasonable out-of-pocket costs and expenses relating to such Condemnation, and the proceeds of any rent insurance paid to the CF Entities in respect of the Condemnation will be apportioned between the Purchaser and the CF Entities as if the same were rent, as and when received. The provisions of this Section 3.3(b) shall survive the Closing with respect to that Property.

        3.4    Destruction or Damage. (a) Right to Terminate.    If any Property or portion thereof is destroyed or damaged by any casualty in a manner that individually or in combination with any Condemnation, (i) deprives or would deprive the Property Owner of 25% or more of the gross leasable area owned and/or ground leased by the Property Owner at the Property or (ii) deprives or would deprive the affected Property of access to public roads in a manner that materially and adversely affects the value of the Property taken as a whole (any such casualty, a "Substantial Casualty"), and following such occurrence the CF Entities are unwilling or unable to restore the Property to at least as good a condition (including leasable square footage) as existed on the date of this Agreement by the Principal Closing Date, the Purchaser will have the right, with respect to the Non-Threshold Properties only, to decline to include any Interest associated with such Property in the Principal Closing as contemplated in, and subject to CFCL's cure rights as set forth in, Section 6.4 below. The Purchaser hereby acknowledges and agrees that any deterioration or worsening of the condition of the parking lot at The Esplanade shall not constitute a damage or destruction from a casualty with respect to such Property. If any Substantial Casualty occurs with respect to any Property and this Agreement is not terminated with respect to that Property, CFCL agrees that it will allow the Purchaser to participate in the negotiations regarding the settlement of any claim for insurance proceeds payable in respect of that casualty (in the case of the Partial Properties, only to the extent the CF Entities are entitled to permit the Purchaser to so participate), and will not compromise or settle any such claim without obtaining the Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. In addition, the CF Entities agree that, without obtaining the Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, the CF Entities will not make any repairs to, or otherwise restore, any Property subject to a casualty described in the immediately preceding sentence, other than repairs required to protect the health or safety of any person or property at the Property and except as required by the terms of any Lease, REA Document, loan document or other agreement to which the relevant Property Owner is a party or which is otherwise applicable to the affected Property.

          (b)    Credit for Proceeds.    If (i) any Substantial Casualty occurs at a Non-Threshold Property and the Purchaser does not elect to exclude the applicable Interest from the Principal Closing, or (ii) damage or destruction occurs at a Property that does not constitute or result in a Substantial Casualty, then in either case the Purchaser will acquire the applicable Interests on the terms and conditions set forth in this Agreement; provided that, at the Closing with respect to that Property, the Purchaser will be entitled to a credit against the Consideration allocable to that Property or Interest in an amount equal to the insurance proceeds, if any, received by a CF Entity after the date of this Agreement and prior to that Closing in respect thereof, net of all reasonable out-of-pocket costs and expenses relating to such casualty (including such costs incurred to restore or repair the affected Property), and the proceeds of any rent insurance paid in respect of the casualty will be apportioned between the Purchaser and the CF Entity as if the same were rent, as and when received. In connection with any damage or destruction occurring prior to the applicable Closing at a Property, the applicable CF Entity shall, at that Closing, assign to the Purchaser all of such CF Entity's rights, title and interests, if any, in any casualty insurance claim arising out of or with respect to such damage or destruction. The provisions of this Section 3.4(b) shall survive the Closing with respect to that Property.

ARTICLE IV

COVENANTS

        4.1    Conduct of Business.    From the date hereof to the Closing Date with respect to a Property:

          (a)  each Current CF Property Owner will operate its Property in the ordinary course in a manner consistent with its prior practice, including, without limitation, performing routine maintenance of the Property and will continue to perform the capital expenditure items described on Schedule 4.1(a) hereto (it being understood that, except for continuation of the pending projects as set forth on Schedule 4.1(a), this Section 4.1 shall not be interpreted as requiring the CF Entities to initiate or continue any expansion, renovation or other capital expenditure programs and that as the Principal Closing approaches the CF Entities will be entitled to wind down their leasing activities in anticipation of and preparation for the transition to new ownership); in the event that by the Closing for any Threshold Property the CF Entities have not completed the capital improvement activities to which any of the expenditures described on Schedule 4.1(a) relate at that Property, the Purchaser shall be entitled to a reduction in the Consideration payable for that Property equal to the amount budgeted for that capital improvement activity and not spent by the CF Entities as of such Closing (or, in the case of an amount relating to a Partial Property, the product of the budgeted amount from Schedule 4.1(a) grossed up to 100% and then multiplied by the Applicable Percentage for the Interest being acquired by the Purchaser at the Closing in question). CFCL agrees that during the next three days it will cooperate with the Purchaser in its efforts to determine the status of the various capital projects addressed on Schedule 4.1(a), and CFCL and the Purchaser agree to work together to agree on revisions to the schedule that remove references to capital items that have already been completed. If, by midnight (EST) on Monday, December 9, 2002, the parties have not either agreed to a substitute schedule that will replace the schedule attached to this Agreement or agreed that the existing schedule is acceptable, each of CFCL and the Purchaser shall have a one-time right to terminate this Agreement, provided that this right shall only be exercisable by a party delivering written notice to the other prior to 5:30 p.m. (EST) on Tuesday, December 11, 2002 (time being of the essence with respect to such deadline). If the parties do not terminate this Agreement as contemplated above in this paragraph (a), then the parties agree that Schedule 4.1(a) shall remain in the form in which it is attached to this Agreement. If either CFCL or the Purchaser terminates this Agreement as contemplated above, then promptly following such termination the Deposit shall be returned to the Purchaser.

          (b)  none of the CF Entities will amend or otherwise seek to modify the Ground Lease;

          (c)  except as set forth on Schedule 4.1(c), as otherwise necessary in order to implement the transactions contemplated herein, minor easements and rights of way that qualify as Permitted Exceptions, and leasing activities in the ordinary course of business that do not violate the restrictions set forth in paragraphs (h), (i) and (j) below, no CF Entity will sell, transfer, assign, pledge, ground lease or otherwise dispose of, or transfer or grant any right or interest in, any Property;

          (d)  except as set forth on Schedule 4.1(d) or otherwise necessary in order to implement the transactions contemplated herein, no CF Entity will sell, transfer, assign, pledge or grant any other right or interest in any Interests;

          (e)  no CF Entity will grant any additional liens on the Property or the Interests that will encumber the Property or the Interests following the Closing with respect to such Property or Interests (other than Permitted Exceptions);

          (f)    no Current CF Property Owner will amend, modify, supplement any existing, or enter into any new, Equipment Lease that will continue to encumber a Property following the Closing with respect to such Property (except as necessary in order to implement the transactions contemplated herein) unless such Equipment Lease is amended, modified, supplemented or entered into, as applicable, in the ordinary course of business consistent with past practice and either (1) will not require total payments in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum and is terminable by the applicable Property Owner on one (1) year's notice or less or (2) is terminable by the applicable Property Owner without penalty on ninety (90) days' notice or less;

          (g)  except as permitted or required under this Agreement, as CFCL may determine to be necessary in connection with the Liquidation Transactions or as may be required by the lender in connection with the Purchaser's assumption thereof, no CF Entity will modify, amend or supplement any of the documents governing the Broward Loan (the "Broward Loan Documents");

          (h)  except as permitted by Schedule 4.1(h), no Current CF Property Owner will enter into any new Lease (i) of more than 5,000 square feet of gross leaseable area at a Property or (ii) that requires the landlord to provide a tenant improvement allowance or other similar investment in excess of One Hundred Fifty Thousand Dollars ($150,000) (each, a "Major Lease") or amend or otherwise modify any Major Lease unless such new Lease or modification is entered into pursuant to the following procedures: (1) before finalizing any Major Lease or amendment or modification thereto, CFCL will submit a term sheet for the Major Lease in the form attached hereto as Exhibit D (a "Lease Term Sheet") containing the terms of the Major Lease or the amendment or modification thereto (including, without limitation, all leasing commissions or similar terms payable with respect to such proposed Lease) to the Purchaser for its written approval, which approval the Purchaser agrees will not be unreasonably withheld, conditioned or delayed, (2) upon receipt of the completed Lease Term Sheet for a proposed Major Lease or amendment or modification thereto, the Purchaser will notify CFCL in writing promptly and in any event within three (3) Business Days of receipt thereof of any objection the Purchaser may have to any of the terms thereof (and any failure to respond in writing within such three (3) Business Day period will be deemed approval), and (3) once the Purchaser has approved in writing or been deemed to have approved the Lease Term Sheet for a proposed Major Lease or amendment or modification thereto, the applicable Property Owner will be fully entitled to enter into the proposed Major Lease or amendment or modification thereto on the terms set forth in the approved Lease Term Sheet; provided that, except as set forth in the Lease Term Sheet, the Major Lease will be substantially in the form of the standard form then being used by that Property Owner (or such alternative standard form as was included with the Lease Term Sheet submitted to the Purchaser as described above); the Purchaser hereby confirms that it has already approved the Lease Term Sheets and other matters described on Schedule 4.1(h);

          (i)    without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, no Current CF Property Owner will cancel any Major Lease unless either (A) the tenant is in a continuing default of a material nature thereunder or (B) the tenant is being replaced by a new tenant and the terms of the Major Lease with such new tenant have been approved by the Purchaser in accordance with Section 4.1(h) hereof;

          (j)    no Current CF Property Owner will cause any material changes to be made in such Current CF Property Owner's standard form lease from such forms as are in effect on the date hereof and which were provided or made available to the Purchaser and are hereby deemed approved by the Purchaser, or such new forms as may be approved in writing by the Purchaser, in each case without first obtaining the Purchaser's consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed;

          (k)  no Current CF Property Owner will enter any new management, service, operating, listing, brokerage, supply or maintenance agreement relating to its Property (such agreements for all of the Properties, collectively, the "Operating Contracts") or amend, modify, supplement, terminate or accept early surrender of any of the Operating Contract, unless such Operating Contract is amended, modified, supplemented or entered into, as applicable, in the ordinary course of such CF Entity's business and in accordance with such CF Entity's past practice and either (1) will not require total payments in excess of $150,000 per annum and is terminable by the applicable Property Owner on one (1) year's notice or less or (2) is terminable by the applicable Property Owner without penalty on ninety (90) days' notice or less.

          (l)    The CF Entities shall maintain, or, if applicable, renew or replace with comparable coverage, the insurance coverage currently in effect for each Wholly Owned Property through the Closing with respect to such Wholly Owned Property; provided, however, that, if the applicable CF Entity is unable to obtain coverage against acts of terrorism or any other component of coverage included in any policy covering any of the Properties today because that coverage is no longer available (or is no longer available at commercially reasonable rates, as determined by CFCL), the replacement or renewal policy shall nevertheless be deemed to satisfy the requirements of this paragraph.

          (m)  Each CF Entity agrees that, if it becomes the owner of any Property or Interest as a result of any of the steps in the Liquidation Transactions, then during the term of that CF Entity's ownership it too will operate the Property in compliance with the covenants set forth in this Section 4.1 applicable to the Current CF Property Owner of that Property.

        4.2    Partial Properties.    The Purchaser acknowledges that CF Cobb Associates and CF Gwinnett Associates own general partnership interests in entities that in turn own general partnership interests in the Property Owners of Town Center at Cobb Place and Gwinnett Place, respectively, and that a third party also owns general and limited partnership interests in each such Partial Property Owner. Accordingly, while certain of the foregoing covenants and restrictions purport to apply to all Property Owners and Properties, in the case of the Partial Properties, the covenants and restrictions in Section 4.1 shall be deemed only to restrict the CF Entities, and accordingly will only apply to the Partial Properties and Partial Property Owners to the extent the matters covered thereby are within the sole and absolute control of a CF Entity.

        4.3    Purchaser Consents.    Except as explicitly set forth in this Article IV (e.g., Section 4.1(h)), if the Purchaser does not respond to a written notice by CFCL seeking the Purchaser's consent or approval as required under this Article IV within three (3) Business Days of its receipt of any such notice, the Purchaser automatically and without any further action shall be deemed to have fully consented to and approve each of the matters set forth in that notice.

        4.4    Expenses.    Except as otherwise set forth herein to the contrary, each party agrees to be responsible for the payment of its own expenses (including the fees and expenses of its own attorneys, accountants and other advisers) in connection with its due diligence activities, negotiating this Agreement and any related agreements, obtaining any required approvals and otherwise preparing for and consummating the Principal Closing or the Deferred Closing. The Purchaser agrees to pay all record search, title examination, title insurance and survey costs incurred by or at the direction of the Purchaser (including, without limitation, the costs of obtaining the Title Commitments), and the Purchaser agrees to reimburse the CF Entities for any out-of-pocket due diligence expenses incurred by any of them at Purchaser's request and not as a result of any separate obligation imposed on CFCL or the CF Entities hereunder. The Purchaser also agrees to pay all transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Agreement. CFCL confirms that the CF Entities will bear all costs incurred by them in connection with (i) defeasing the existing mortgage debt encumbering the Properties known as Dover Mall and Dover Commons, The Esplanade, Northpark Mall and Galleria at White Plains, (ii) subject to Section 2.1(c), obtaining the Broward Consent and/or repaying the Broward Loan and (iii) obtaining the Partner Consents. The parties agree to cooperate with one another to prepare and file, or cause to be prepared and filed, with the relevant Governmental Authorities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses.

        4.5    Estoppel Certificates.    Commencing promptly after the date hereof, CFCL agrees to (a) request of each major department store or other so-called "anchor" listed on Schedule 4.5-1 (each, an "Anchor", and collectively, the "Anchors") at each Wholly Owned Property an estoppel certificate in the form currently in use by the Anchor in other similar circumstances, and (b) prepare and deliver to (i) each tenant at each Wholly Owned Property an estoppel certificate in the form attached hereto as Schedule 4.5-2, (ii) the landlord under the ground lease for the Dover Parking Parcel (such ground lease, the "Ground Lease", and such landlord, the "Ground Lessor"), an estoppel certificate in the form attached hereto as Schedule 4.5-3, or, such other form as is attached to or otherwise prescribed in a particular Ground Lease document or is currently in use by the Ground Lessor in other similar circumstances (so long as the form is adequate to enable the Title Company to deliver the coverage contemplated in the Commitments), and (iii) to the extent not covered in clause (i) above, each entity identified in the Commitments or on Schedule 4.5-4 that is a party to a so-called "reciprocal easement agreement" encumbering and/or benefiting any Wholly Owned Property (each such entity, an "REA Party", and collectively, the "REA Parties"), an estoppel certificate in the form attached hereto as Schedule 4.5-5 or in the form currently in use by such entity in other similar circumstances (each such estoppel certificate described in clauses (a) and (b) above, an "Estoppel Certificate"), in each case completed to reflect the terms of the Lease, Ground Lease or reciprocal easement agreement to which it relates. CFCL agrees to use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in preparing, distributing and collecting such certificates), to obtain signed Estoppel Certificates from each of the above-referenced tenants, Anchors, REA Parties and Ground Lessor on or before the applicable Closing Dates, and agrees to deliver to the Purchaser copies of any signed Estoppel Certificate promptly following receipt by it or by any other CF Entity (or any Person acting for any of them).

        4.6    Access.    (a) From the date hereof and continuing until the applicable Closing or, if earlier for any Property, the termination of this Agreement with respect to that Property, CFCL agrees to provide the Purchaser and its authorized officers, employees and other representatives with reasonable access to each of the Properties (but with respect to the Partial Properties, only to the extent the applicable Current Interest Owner is permitted to provide such access; it being understood that the CF Entities will not be responsible to Purchaser for actions, if any, by the other Partner(s) in the Partial Property Owner that interfere with the Purchaser's ability to obtain the desired access), and to the books and records of the CF Entities relating thereto, during normal business hours and at times mutually agreed upon (with both parties acting reasonably and in good faith) to enable the Purchaser to prepare for the Closings and the resulting transition in ownership and management; provided that Purchaser agrees that (a) it will organize and conduct any such visit to a Property in a manner that complies with all applicable laws and regulations and does not cause or result in any disruption or damage at the Property, any loss or expense or undue burden on any of the employees, tenants or other Persons at the Property or disturbance or other interference with any of the activities of any employees, tenants or other Persons at the Property, (b) in making any non-intrusive physical examination or inspection of a Property, the Purchaser and any of the Purchaser's agents participating in any such on-site review will carry commercial general liability insurance with an aggregate limit of not less than Five Million Dollars ($5,000,000) and a contractual liability endorsement that insures the Purchaser's indemnity obligations under this Agreement and names the CF Entities as additional insureds thereunder, (c) it will not be permitted to conduct any intrusive physical testing (environmental, structural or otherwise) at any Property (such as soil borings, water samplings and the like) without CFCL's prior written consent, which consent may be withheld in CFCL's sole discretion and which may be conditioned, among other things, on Purchaser's and/or its Consultant's delivery to CFCL of evidence of insurance in addition to that described in clause (b) above as may be requested by CFCL, (d) prior to any such visit the Purchaser will inform CFCL of the names and titles of the persons who will participate in the visit and a brief statement of the purpose and expected duration of the visit and the scope of the activities proposed to be conducted and (e) CFCL shall have the right, at its option, to cause one (1) or more of its employees or other representatives to be present with the Purchaser's representatives during any such visit to a Property or to the location of any books or records relating thereto. Except as described in Section 4.10 below, the Purchaser agrees that it will not, directly or through any representative, contact or communicate with any tenant of a Property, the Ground Lessor or any REA Party regarding any Property or the terms of its arrangements with any CF Entity, whether in person, in writing, by telephone or otherwise, without CFCL's prior written consent, which consent, if requested prior to the close of business on the Due Diligence Cut-off Date, may be granted or withheld by CFCL in its sole discretion and which consent, if requested after the Due Diligence Cut-Off Date, will not be unreasonably withheld, and in either case unless it has provided CFCL with reasonable advance notice of such contact or communication and an opportunity to be present and participate in any such discussions or to review and approve any such written submission in advance. The Purchaser will restore or repair promptly any damage caused by any of its representatives during any visit to a Property, and will be solely responsible for removing (and will promptly remove) any liens that may be placed on any Property by any agent or other representative of the Purchaser. In addition, the Purchaser agrees to indemnify, defend and hold the CF Entities and their respective affiliates harmless from and against any liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) caused by it or any of its agents or representatives in connection with any such visit. The foregoing obligations shall survive consummation or termination of this Agreement.

          (b)  Purchaser shall have until Tuesday, December 10, 2002 (the "Due Diligence Cutoff Date") to (i) obtain current Phase I environmental reports for each of the Properties (the "Updated Environmental Reports"), (ii) obtain updates of the existing physical inspections and engineering reports for each of the Properties (collectively, the "Updated Physical Reports"), (iii) further investigate the soil condition beneath the parking lot at The Esplanade and the status of building code compliance at Broward Mall (collectively, the "Due Diligence Updates") and (iv) seek to obtain zoning compliance letters from officials of the jurisdictions in which each of the Properties is located (the "Zoning Letters"). The Purchaser agrees to obtain the Updated Environmental Reports, Updated Physical Reports, Due Diligence Updates and Zoning Letters in a manner that will not cause physical damage to any Property or exacerbate any pre-existing condition at any Property, and to provide CFCL with copies of all such reports and any correspondence or other written materials relating thereto promptly following receipt by the Purchaser. CFCL agrees to use commercially reasonable efforts to cooperate with the Purchaser in its efforts to obtain the Updated Environmental Reports, Updated Physical Reports and Due Diligence Updates, which cooperation shall include providing the Purchaser with access to information readily available to CFCL or any of the other CF Entities. The parties agree that the Purchaser shall not be responsible to CFCL or any CF Entity for any pre-existing condition at any Property except to the extent the Purchaser's entry or investigation exacerbates said condition and then only to the extent of such exacerbation and any harm resulting therefrom. If (i) any Updated Environmental Report discloses a new condition or material deterioration of a previously disclosed condition at a Property that was not disclosed in any of the Existing Environmental Reports or in any other written materials CFCL provided for the Purchaser's review prior to the date of this Agreement, including, without limitation, capital expenditure budgets, (ii) any Updated Physical Report reveals a new condition or material deterioration of a previously disclosed condition at a Property that was not disclosed in the existing engineering reports or in any other written materials CFCL provided for the Purchaser's review prior to the date of this Agreement, including, without limitation, items addressed in capital expenditure budgets, (iii) any Due Diligence Update reveals any new information regarding the impact of the soil condition at The Esplanade or the impact of any building code compliance matters at Broward Mall not disclosed in any written materials CFCL provided for the Purchaser's review prior to the date of this Agreement, including, without limitation, items addressed in capital expenditure budgets, or (iv) any Zoning Letter reveals any instances of material noncompliance at a Property that was not identified in any of the written materials made available to the Purchaser prior to the date of this Agreement, and, in any such case referred to in any of clauses (i) through (iv) above, the new condition or information materially and adversely affects the value of the Property to which it relates (as determined by the Purchaser, acting reasonably and in good faith), the Purchaser shall notify CFCL promptly upon making that determination and, in any event, not later than 5:00 p.m. (EST) on the Due Diligence Cutoff Date. The Purchaser's notice (the "Purchaser Notice") shall include an explanation of the condition or information, copies of all reports, correspondence and other written materials obtained by it and relating to the condition or other information and its adverse effect on the related Property and, if available to the Purchaser, a proposal of a method of curing the subject condition that would be acceptable to the Purchaser. CFCL shall have until 5:00 p.m. (EST) on the date that is three (3) Business Days after the delivery of the Purchaser Notice to respond in writing (the "CFCL Response") either that it will discuss and explore with the Purchaser the prospect of curing the condition or that it is unable or unwilling to engage in that discussion and exploration (and failure to respond will be deemed to be the latter). If CFCL delivers (or is deemed to have delivered) a CFCL Response indicating that it will not explore cure options, the Purchaser shall have until 5:00 p.m. (EST) on the date that is three (3) Business Days from the date on which it received or was deemed to have received such notice to (i) waive the original Purchaser Notice and affirm the Purchaser's obligations hereunder, in which case the Purchaser shall be deemed to have accepted the condition described in its Purchaser Notice without any change to the other terms of this Agreement, or (ii) if the condition exists at a Threshold Property, terminate this Agreement by written notice to CFCL on the date that is two (2) Business Days after its receipt of such CFCL Response (in which case the Deposit shall be promptly returned to the Purchaser and thereafter the parties shall have no further rights or obligations hereunder, except those which expressly survive termination of this Agreement), or if the condition exists at a Partial Property, notify CFCL that it will not accept delivery of any Interest relating to that Partial Property unless the condition has been cured in a manner acceptable to it, acting reasonably. If CFCL delivers a CFCL Response indicating it will explore cure options, then CFCL and the Purchaser shall work together in good faith to obtain such additional information, if any, as may be necessary to develop a method of cure acceptable to both. If, however, at any time following delivery of a CFCL Response indicating that it will explore cure options CFCL determines that it is unable or unwilling to cure the condition in a manner acceptable to the Purchaser, CFCL shall promptly notify the Purchaser of its determination in writing and the Purchaser shall have until 5:00 p.m. (EST) on the date that is three (3) Business Days from receipt of such notice to (i) waive the original Purchaser Notice and affirm the Purchaser's obligations hereunder, in which case the Purchaser shall be deemed to have accepted the condition described in its Purchaser Notice, or (ii) if the condition exists at a Threshold Property, terminate this Agreement by written notice to CFCL on the date that is two (2) Business Days after its receipt of such notice (in which case the Deposit shall be promptly returned to the Purchaser and thereafter the parties shall have no further rights or obligations hereunder, except those which expressly survive termination of this Agreement), or if the condition exists at a Partial Property, notify CFCL that it will not accept delivery of any Interest relating to that Partial Property unless the condition has been cured in a manner acceptable to it, acting reasonably.

        4.7    Broward Consent.    At the Closing with respect to Broward Mall, the Purchaser agrees to assume all obligations under the documents evidencing and/or governing the Broward Loan pursuant to the terms of the Broward Loan as they exist on the date hereof pursuant to such assumption documentation as the lender may customarily and reasonably require (it being understood that this provision shall not be interpreted as requiring the Purchaser to assume new obligations of any material nature that are not consistent with the terms of the Broward Loan in force today). CFCL agrees to use commercially reasonable efforts to obtain the consent of the lender of the Broward Loan to the assumption of such loan by Purchaser on terms consistent with the foregoing (the "Broward Consent"). The Purchaser agrees to cooperate with the CF Entities to cause the Broward Loan lender to consent to the foregoing assumption and to fully release and discharge each CF Entity from all obligations under the guaranties and indemnity agreements related to the Broward Loan identified on Schedule 4.7, including by executing documents reasonably requested by the Broward Loan lender, so long as they do not expand the Purchaser's obligations beyond those current obligations of the released CF Entities. If for any reason the Broward Loan lender is unwilling to release and discharge any CF Entity from any such guaranty or indemnity agreement identified on Schedule 4.7, the Purchaser agrees to indemnify the relevant CF Entity from any liabilities under the guaranty or indemnity agreement accruing from and after the Closing Date pursuant to an indemnity agreement in the form of Exhibit N attached hereto. If for any reason CFCL is unable to obtain the Broward Consent or the lender of the Broward Loan is unwilling to accept an assumption of the Broward Loan by the Purchaser as described above (assuming no breach or other instance of non-compliance by the Purchaser hereunder or thereunder), then in that event and consistent with the terms of Section 2.1(c) CFCL shall cause the Broward Loan to be repaid and Broward Mall released from the Broward Loan such that it can be conveyed to the Purchaser as one of the Threshold Properties free and clear of the Broward Loan and subject only to the Permitted Exceptions related thereto. The Purchaser agrees that prior to the Closing it will not communicate with the Broward Lender in person, by telephone, in writing or otherwise regarding Broward Mall, the terms of the Broward Loan or the consent or assumption referred to above unless it provides CFCL with reasonable advance notice of such communication and an opportunity to be present and participate in any such discussion or to review and approve any such written submission.

        4.8    Partial Property Loans.    At the Closing with respect to the Interests relating to a Partial Property, the Purchaser agrees to assume all obligations of each CF Entity pursuant to each guaranty and/or indemnity agreement identified on Schedule 4.8 with respect to that Partial Property (the "CF Obligations") on such terms and pursuant to such assumption documentation (which shall not include any new terms or impose any new obligations on the Purchaser) as the lender may customarily and reasonably require. The Purchaser also agrees to cooperate with the CF Entities to cause the lender to fully release and discharge each CF Entity from all obligations under such guaranties and indemnity agreements identified on Schedule 4.8 including by executing documents reasonably requested by lenders, so long as the same do not expand the Purchaser's obligations beyond those of such CF Entities. If for any reason the lender is unwilling to release and discharge any obligations of a CF Entity, the Purchaser agrees to indemnify such CF Entity from any liabilities under such guaranty or indemnity identified on Schedule 4.8 accruing from and after the Closing Date pursuant to an indemnity agreement in the form of Exhibit N.

        4.9    Pre-Closing Transactions.    (a) Prior to each applicable Closing, each of the Current CF Property Owners, each of the Current Interest Owners and certain other CF Entities will engage in a series of transfers and/or liquidations by which certain CF Entities will be liquidated and other CF Entities will become the owners of the Wholly Owned Properties and Upper-Tier Interests. For purposes of this Agreement, "Final CF Property Owners" means the CF Entities that immediately following the above-referenced transactions, will own the Wholly Owned Properties (each, a "Final CF Property Owner"), "Final Interest Owners" means the CF Entities that, immediately following the above-referenced transactions, will own the Upper-Tier Interests (each, a "Final Interest Owner"), "Final Selling Parties" means, collectively, the Final CF Property Owners and the Final Interest Owners (each, a "Final Selling Party") and "CF Entities" means, collectively, the Selling Parties other than Cobb Center Associates and CF-H Gwinnett Associates and each other entity identified on Schedule 4.9 as a "CF Entity" (each, a "CF Entity").

          (b)  At or prior to Closing, CFCL may cause its affiliates to enter into such transactions as CFCL deems appropriate to change the identity of the borrower, the mortgagor and/or any other obligor in respect of the Broward Loan (including, by way of example, by eliminating the three-tiered structure so that the borrower and the mortgagor are the same entity), so long as the transactions do not change in any material respect the economic terms of the Broward Loan or interfere with CFCL's ability to cause the delivery of Broward Mall to the Purchaser at Closing as contemplated herein.

        4.10    Sears/Galleria at White Plains.    At the Principal Closing, CFCL shall retain the obligation (the "Conditional Purchase Obligation"), if any, to acquire the leasehold interest in an off-site property from Sears, Roebuck & Co. ("Sears") as contemplated in the letter agreement dated August 2, 2002 (the "Sears Letter Agreement"), between CF Galleria at White Plains L.P. and Sears and the draft Conditional Sales Agreement attached hereto as Schedule 4.10, and following the Principal Closing CFCL agrees to indemnify and hold the Purchaser harmless from and against any and all liability arising in connection with CFCL's failure to satisfy any of its obligations in connection with the Conditional Purchase Obligation. CFCL's indemnity obligations in this Section 4.10 shall be subject to the provisions of Section 9.4 as if the obligations arose pursuant to Section 9.2, but shall not be affected by or subject to any of the limitations with respect to CFCL's indemnification obligations set forth in Section 9.3 and any amounts paid pursuant to CFCL's obligations in this Section 4.10 shall not count against the cap on CFCL's liability set forth in Section 9.3. CFCL agrees to use commercially reasonable efforts to enter into an agreement with Sears on or before the Principal Closing in substance satisfactory to the Purchaser acting reasonably severing the Conditional Purchase Obligation from the other obligations of CF Galleria at White Plains L.P. in the Sears Letter Agreement and the License and Indemnity Agreement dated as of September 24, 2002 (the "Sears License Agreement"), between CF Galleria at White Plains L.P. and Sears. CFCL also agrees to request an estoppel certificate from Sears in respect of its expected operations at the Galleria at White Plains in such form as may be requested by the Purchaser, acting reasonably, and to use commercially reasonable efforts to obtain that estoppel certificate (it being understood, however, that delivery of that certificate shall not be a condition precedent to the Purchaser's obligation to purchase this Property). The Purchaser agrees that prior to the Principal Closing it will not communicate with Sears in person, by telephone, in writing or otherwise regarding the Galleria at White Plains, the terms of proposed lease at that Property or the terms of the Put Right unless it provides CFCL with reasonable advance notice of such communication and an opportunity to be present and participate in any such discussion or to review and approve any such written submission. CFCL agrees that between the date hereof and the Principal Closing it will use commercially reasonable efforts to continue negotiations with Sears to document a transaction along the lines described in the Sears Letter Agreement and that, in connection with those efforts, it will consult with the Purchaser regularly and will use commercially reasonable efforts to keep the Purchaser apprised of its progress with Sears. CFCL also agrees that except as specifically referred to above, or as permitted or required elsewhere in this Agreement, CFCL will not cause any CF Entity to enter into the final lease or any other written agreement with Sears in furtherance of the transaction referred to in the Sears Letter without the Purchaser's consent, which consent the Purchaser agrees will not be unreasonably withheld, conditioned or delayed. In turn, the Purchaser agrees that at the Principal Closing it will include within the "Assignment of Contracts" any such lease or other written agreement so approved by the Purchaser.

        4.11    Financial Statements.    CFCL agrees that, provided the Purchaser has executed and delivered any engagement letter that may be required by CFCL's independent accountants ("CFCL Accountant") for the relevant period ("KPMG"), CFCL will request of KPMG that it assist the Purchaser to produce, at the Purchaser's sole cost and expense (which shall include any related property management charges, and which costs and expenses the Purchaser covenants to pay promptly when due), (a) an income statement satisfying the requirements of Rule 3-14 of Regulation S-X promulgated under the U.S. securities laws (a "Rule 3-14 Income Statement") for the Wholly Owned Properties, on a combined basis, for the year ended December 31, 2001 (audited by KPMG) and for the nine-month period ended September 30, 2002 (un-audited), (b) a Rule 3-14 Income Statement for each of the Upper-Tier Joint Ventures and for each of the Partial Property Owners for the year ended December 31, 2001 (audited by KPMG) and for the nine-month period ended September 30, 2002 (un-audited). CFCL acknowledges that the Purchaser, with the requisite consent of KPMG, may elect to include some or all of the foregoing income statements in public filings made by the Purchaser at the times and to the extent required by applicable securities laws or rules or policies of the New York Stock Exchange or as reasonably determined by the Purchaser to be advisable in connection with an offering of its securities. For certainty, the Purchaser confirms that no CF Entity shall have any responsibility or liability to the Purchaser or any of its affiliates or their respective partners, members, shareholders or other beneficial owners as a result of the preparation or use of any of the foregoing financial statements and the Purchaser agrees to indemnify each CF Entity and hold it harmless from and against any claims of such responsibility or liability and any costs or expenses relating thereto (it being understood, however, that the foregoing shall not be interpreted as limiting CFCL's liability to the Purchaser, if any, pursuant to Section 9.2 or any other express provision of this Agreement or any other Transaction Document). From the date hereof through the Principal Closing (or, in the case of the Interests, the Closing for such Interests), CFCL agrees to use commercially reasonable efforts to cooperate with the Purchaser and KPMG and to give each access to such of its books and records relating to the Properties and Interests and, subject to the expense bearing arrangements described above, to direct its internal and external property management personnel to cooperate with the Purchaser and KPMG, in each case to the extent necessary to enable the Purchaser and KPMG to produce and, where applicable, audit the foregoing Rule 3-14 Income Statements.

        4.12    Employees.    The Purchaser shall not have any obligation to offer to employ or to employ any employee of any CF Entity or any Affiliate of a CF Entity located at or otherwise assigned to provide services in connection with any Property, and CFCL confirms that it and the other CF Entities and their Affiliates will retain or terminate any such employees and provide any employee benefits relating thereto and required by law.

        4.13    Pending Litigation.    The CF Entities acknowledge that the Purchaser is not, by virtue of the transfers contemplated herein or otherwise, assuming the liability of any CF Entity accruing prior to the applicable Closing, if any, for any claim that is the subject of a legal action pending against that CF Entity as of the date of this Agreement or that is commenced after the date hereof and prior to the Closing for the Property to which that claim relates.

ARTICLE V

APPORTIONMENTS

        5.1    General.    Except as provided in Section 5.2 hereof, the Consideration payable with respect to each Property (or Interest relating thereto) shall be adjusted by apportioning the following items as of 11:59 p.m. E.S.T. on the day immediately preceding the Closing Date for that Property or Interest (the "Adjustment Point"):

          (a)    Real Estate Taxes and Assessments.    Real estate taxes and assessments (and refunds thereof, to the extent not payable to tenants) on the basis of the fiscal year or fiscal years for which assessed. If the Closing shall occur before a new real property tax rate or assessed valuation is fixed, the apportionment of real estate taxes at Closing shall be upon the basis of the old tax rate for the next preceding fiscal year applied to the latest assessed valuation. Promptly after the actual real estate taxes have been fixed, the apportionment of taxes shall be recomputed and CFCL or Purchaser, as the case may be, promptly upon demand shall make a payment to the other based upon the recomputed apportionment. In addition, if any real property assessment affects any of the Properties at the Closing Date and such real property assessment is payable in annual or other installments (whether at the election of Property Owner or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between CFCL and the Purchaser as of the Adjustment Point. No apportionment shall be made in respect of any real estate taxes or assessments that are payable by any tenant directly to the applicable governmental or other authority pursuant to the terms of its Lease, unless the tenant is not current in its payment obligations under its Lease on the Closing Date.

          (b)    Utilities.    Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of current bills and readings obtained by the CF Entities within thirty (30) days prior to the Adjustment Point (or, if none, on the basis of the most recent previous bills and readings); provided that, upon the taking of subsequent actual readings that are as of a date closer in time to the Closing Date than the date of the readings used to determine the adjustment made at the Closing pursuant to this sentence, such adjustment shall be recalculated based upon the subsequent readings, and CFCL or the Purchaser, as the case may be, promptly upon demand, shall make any necessary compensating payments to the other party. No apportionment shall be made in respect of any utility or fuel, the charges for which are payable by any tenant directly to the provider of such utility pursuant to the terms of its lease, unless the tenant is not current in its payment obligations under its Lease on the Closing Date.

          (c)    Interest.    Interest payable under the Broward Loan, the mortgage loans encumbering the Partial Properties and any other permissible indebtedness of a Property Owner that will continue to be outstanding after the Closing.

          (d)    Escrows and Deposits.    All escrows or similar deposits, if any, made by a Property Owner as security under the Broward Loan or any other permissible indebtedness of a Property Owner that will continue to be outstanding after the Closing, or under any public service contracts that will remain on deposit for the benefit of the Purchaser after the Closing, to the extent the Property Owner assigns its rights to such escrows or similar deposits to the Purchaser.

          (e)    Rents.    Rents (other than Percentage Rents that will be apportioned as provided in Section 5.1(e)(iv) and Tax and Operating Expense Reimbursements that will be apportioned as provided in Section 5.3), including prepaid Rents and unpaid Rents, as and when collected. The word "Rents", as used in this Agreement, shall include, without limitation, (i) fixed monthly rents ("Fixed Rents") payable by tenants and occupants (including former tenants and occupants) of the Property, (ii) percentage or overage rents and other charges and amounts payable by tenants based upon their sales or receipts at or from the Property ("Percentage Rents"), (iii) amounts payable by tenants on account of real estate taxes and assessments or increases therein, mall maintenance charges, common area maintenance, operating costs or increases therein, insurance charges and the like ("Tax and Operating Expense Reimbursements") and (iv) rents or other charges payable by tenants for services of any kind provided to them (including, without limitation, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning and the construction of store or mall enclosures, capital improvements or repairs or other items) ("Tenant Charge Reimbursements") for which a separate charge is made (the amounts listed in clauses (ii) through (iv) above being hereinafter collectively referred to as "Additional Rent"). The term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by the CF Entities prior to the Closing Date or the Purchaser after the Closing Date, as the case may be, in collecting any Rents but shall not include the regular fees payable to any property manager.

              (i)  Any Rents (other than Percentage Rents and Tax and Operating Expense Reimbursements, which are apportioned as provided in Section 5.1(e)(iv) and Section 5.3 respectively) collected subsequent to the Closing Date (whether due and payable prior or subsequent to the Adjustment Point) which (as determined pursuant to the further provisions of this Subsection 5.1(e)) relate partly to periods prior to the Closing, and any such Rents collected prior to the Closing which (as determined pursuant to the further provisions of this Subsection 5.1(e)) relate partly to periods after the Closing, shall be adjusted as of the Adjustment Point, with any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 5.1(e)) to periods prior to the Adjustment Point, net of costs of collection, if any, to be retained by the CF Entities or paid to CFCL promptly after receipt by the Purchaser, subject, however, to the further provisions of this Subsection 5.1(e), and any portion thereof properly allocable (as determined pursuant to the further provisions of this Subsection 5.1(e)) to periods subsequent to the Adjustment Point to be retained by the Purchaser or paid to the Purchaser promptly after receipt by the CF Entities. Any Rents collected prior to the Closing that relate partly to periods after the Closing shall be apportioned between CFCL and the Purchaser.

            (ii)  If, with respect to Fixed Rents or any component of Additional Rent under any Lease, the tenant is not more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of the Purchaser subsequent to the Closing from such tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been paid first on account of the month in which the Closing occurs and then, if any portion of such amount is remaining, on account of payments of such Fixed Rents or component of Additional Rent due and payable after the Closing. If, with respect to any Fixed Rents or any component of Additional Rent under any Lease, the tenant is more than one (1) month delinquent as of the Closing Date, then any amount collected by or on behalf of the Purchaser subsequent to the Closing from such tenant on account of such Fixed Rents or component of Additional Rent shall be deemed to have been paid as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been paid first on account of payments of such Fixed Rents or component of Additional Rent due and payable no later than the date of receipt of such amount (including payments due on or prior to the Closing Date but not paid as of the date of the Closing and payments due after the Closing Date but not later than the date of receipt of such amount), but only to the extent relating to periods subsequent to the Adjustment Point; then, if any portion of such amount is remaining, on account of the foregoing payments to the extent relating to periods prior to the Adjustment Point; and finally, if any portion of such amount is remaining, on account of prepayments of such Fixed Rents or component of Additional Rent.

            (iii)  Payments of Rents received after Closing (other than Rents collected pursuant to Section 5.4(b)) shall be deemed to have been made as directed by the tenant in writing concurrently with such payment or, in the absence of such direction, shall be deemed to have been made by the tenant first to the payment of Fixed Rent, second to the payment of Percentage Rents, third to the payment of Tenant Charge Reimbursements, fourth, to payment of Tax and Operating Expense Reimbursements and last to the payment of any other items of Rent payable by such tenant.

            (iv)  Notwithstanding anything to the contrary set forth in this Subsection 5.1(e), it is agreed that Percentage Rents shall be apportioned on the following basis: (x) at the Closing, Percentage Rents shall not be adjusted and (y) following the end of the fiscal year on account of which such Percentage Rents are payable by each tenant and receipt by the Purchaser of any final payment on account thereof due from such tenant, the Purchaser shall pay to CFCL the excess, if any, of (A) the amount of Percentage Rents actually paid by such tenant on account of such entire fiscal year, net of costs of collection, if any, multiplied by a fraction, the numerator of which is the number of days of such fiscal year subsequent to the commencement and prior to expiration or termination of the lease which occurred prior to the Adjustment Point and the denominator of which is the total number of days in such fiscal year subsequent to the commencement and prior to the expiration or termination of the lease in question, over (B) all amounts theretofore received by the CF Entities on account of the Percentage Rents in question for such fiscal year. If in any case the amount provided for in (B) above exceeds the amount provided for in (A) above, CFCL shall pay the amount of such excess to the Purchaser on demand. Except as provided in Section 5.3, the provisions of this Subsection 5.1(e)(iv) shall also apply with respect to payments made by tenants on an annual basis as adjustments to amounts theretofore paid by them on account of other components of Additional Rent.

          (f)    Advance Deposits.    Any advance rental deposits in respect of that Property held by a CF Entity on the Closing Date and applicable to any time subsequent to the Closing, and any security deposits held by any CF Entity in respect of that Property on the Closing Date (together with the interest, if any, earned thereon for the account of any tenant) shall be delivered to the Purchaser. The CF Entity shall be entitled to its share of interest earned on any such deposits for the account of the CF Entity (i.e., to the extent not payable to the relevant tenant under its lease) up to the Adjustment Point.

          (g)    Promotional Fund Payments.    Marketing expenses, and amounts payable by or to the Property Owner to or from any merchants association for the Property. If a CF Entity is holding any funds collected by it from tenants at that Property specifically for promotional or marketing activities (other than funds held by a merchants' association, which shall remain the property of such association), the CF Entity shall transfer such funds to the Purchaser at that Closing and the Purchaser shall accept such funds and shall assume responsibility for holding such funds under the same arrangements as were applicable to the CF Entity prior to Closing.

          (h)    Equipment Lease Payments.    Amounts payable under Equipment Leases.

          (i)    Operating Contracts.    Fees and other charges payable under the Operating Contracts and any other similar agreements to which the Property Owner, or a property manager on its behalf, is a party.

          (j)    Brokerage Commissions; Tenant Work.    All commissions and other amounts due and payable to any brokers, agents, finders or similar persons ("Brokers") on account of (i) the execution of any Lease or any amendment or renewal thereof, (ii) the exercise by any tenant of a renewal or expansion option contained in any Lease, (iii) the failure by any tenant to exercise any termination or cancellation option contained in any Lease, or (iv) any other event relating to any Lease, regardless of whether such amounts first become due before or after the Adjustment Point. For purposes of this Subsection 5.1(j), all such commissions and other amounts payable in respect of the initial terms of Leases signed on or prior to October 4, 2002 (collectively, the "Underwritten Leases") shall be deemed to relate to periods prior to the Adjustment Point (and the applicable Property Owner shall be liable to pay the same), and all other such commissions and other amounts, regardless of when such amounts actually become payable, shall be deemed to relate to periods after the Adjustment Point (and the CF Entities shall not be obligated to pay any portion thereof). The provisions of this Subsection 5.1(j) shall also apply to any work, improvements, fixtures, fitting, equipment and services required to be furnished or provided by a CF Entity to any tenant under the provisions of its Lease, or allowances in lieu thereof payable under such Leases ("Tenant Work"), such that the applicable Property Owner shall be responsible for all Tenant Work in respect of Underwritten Leases. In addition, CFCL agrees that at the Closing in which the Purchaser acquires the Galleria at White Plains the Purchaser shall be entitled to a credit against the Consideration payable for that Property in an amount equal to the portion of the $3 million payable for Tenant Work for Sears described on Exhibit 8.2(l), if any, that has not yet been disbursed to Sears as of that Closing Date. All other Tenant Work shall be obligations of the Purchaser.

          (k)    Ground Lease Payments.    Rents and other amounts payable under the Ground Lease.

          (l)    Ground Lease Deposit.    The Purchaser shall pay CFCL an amount equal to the full security deposit outstanding under the Ground Lease.

          (m)    Deferred Lease Premiums/Other Leasing Charges.    The Purchaser shall remit to CFCL all amounts paid by tenants after Closing as deferred lease premiums or so-called "key dollars" in respect of Underwritten Leases as and when such amounts are received by the Purchaser (this obligation shall survive the Closing and the 18-month time limit set forth in Section 5.2).

          (n)    Annual Fees.    Annual permit, license and inspection fees covering any period following the Closing, if any, to be apportioned on the basis of the fiscal year for which levied.

          (o)    Lease Termination Payments.    Lease termination payments paid or payable by tenants in respect of any terminations occurring during the period between the date hereof and the Closing Date shall be apportioned between CFCL and the Purchaser, with the Purchaser receiving a credit in an amount equal to the total lease termination payment multiplied by the quotient of (A) the number of days between the Closing Date and scheduled expiration of the Lease term in force on the date of termination, divided by (B) the number of days between the end of the most recent period for which the tenant has paid its rent (determined as of the Closing Date) and the scheduled expiration of the Lease term in force on the date of termination. Any such Lease termination payments owing as of Closing in respect of a termination that occurred prior to Closing shall be apportioned as and when collected in accordance with the principles set forth in this Section 5.1(o).

          (p)    Other Items.    Any other operating expenses and any other items relating to the Property which, in accordance with generally accepted accounting principles and business practice, customarily would be apportioned between sellers and buyers of real estate.

          (q)    Proration Statement.    The prorations and payments to be made under the foregoing provisions of this Section 5.1 shall be made on the basis of a written statement or statements prepared by CFCL and executed and delivered by CFCL and the Purchaser at Closing. The form and content of such proration statements shall be subject to the Purchaser's reasonable approval. CFCL shall provide a preliminary statement no later than three (3) Business Days before each Closing. In the event that the Purchaser disputes any item or requests additional information related thereto, the parties shall immediately and in good faith work together to resolve any issues prior to Closing. In the event any prorations, apportionments or computations made under this Section shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided (except with respect to real estate taxes) that it makes written demand on the one from whom it is entitled to such adjustment consistent with the terms of Section 5.2 below.

        5.2    Post-Closing Adjustments.    To the extent that any of the prorations made on the Closing Date pursuant to this Article V are based upon estimates of payments to be made to and/or expenses to be paid by the Purchaser or the CF Entities subsequent to the Closing Date which later prove inaccurate or otherwise are determined by either party to have been erroneously made, and the aggrieved party has notified the other party hereto of the specific inaccuracy or other error on or before the last Business Day of the eighteenth (18th) calendar month following the month in which the Closing occurs, CFCL and the Purchaser agree to adjust such prorations promptly upon receipt by CFCL or Purchaser, as the case may be, of bills or other documentation setting forth the actual and/or correct amount of such payments or expenses.

        5.3    Tax and Operating Expense Reimbursements.    The portion of Rents consisting of Tax and Operating Expense Reimbursements shall be apportioned, after the end of the fiscal period in which the Closing occurs (the "Applicable Fiscal Closing Period"), on the same fiscal basis as such Rents are calculated under the applicable Leases, so that the amount thereof under each of the Leases to which the CF Entities shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Tax and Operating Expense Reimbursements actually collected in respect of the applicable Lease for the Applicable Closing Fiscal Period as the number of days in said current fiscal period subsequent to the commencement and prior to the termination of the Lease in question which shall have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period subsequent to the commencement and prior to the termination of the Lease in question. Upon any such apportionment, a settlement in cash shall be made by the party who previously received amounts in excess of the amount to which it is entitled on the basis of the final apportionment to the other party.

        5.4    Collection of Rents.

          (a)  The Purchaser shall bill all delinquencies existing at Closing monthly and shall use commercially reasonable efforts to enforce and cause to be enforced the collection of all unpaid Tax and Operating Expense Reimbursements, Percentage Rents and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but the Purchaser shall not be required to commence litigation, commence an adversary proceeding in a bankruptcy case or terminate Leases in connection with such collection efforts. The Purchaser shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to a CF Entity hereunder without the prior written consent of CFCL. Costs of collection shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. Purchaser shall provide to CFCL semi-annual reports after Closing with respect to the collection by Purchaser after Closing of any such amounts which are payable with respect to the Applicable Fiscal Closing Period and any prior fiscal period.

          (b)  CFCL shall have the right to seek collection of any Rent delinquencies owed to a CF Entity and not collected by or on behalf of it within six (6) months following the Closing Date; provided, however, that, in seeking to collect any such Rent delinquencies, CFCL shall not be entitled to terminate any Lease or otherwise seek any remedy that could materially adversely affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent tenant. The Purchaser shall not be required to join in any such actions or proceedings commenced by CFCL unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of the Purchaser, in which event the Purchaser shall join and cooperate in such actions or proceedings or permit the same to be brought by CFCL in the Purchaser's name but CFCL shall pay all costs of collection relating thereto, including, without limitation, the Purchaser's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

          (c)  Notwithstanding anything to the contrary contained herein, the Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for a CF Entity in, any proceedings for the eviction of tenants and/or the collection of Rent which may have been instituted by such CF Entity either prior to or after the Closing if the tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, the Purchaser intends to seek eviction of such tenant, cancellation of the Lease or repossession of the leased premises. If the Purchaser joins in, or is substituted for a CF Entity as plaintiff in any such litigation, the Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that the Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing without the prior written consent of CFCL (which consent shall not be unreasonably withheld). CFCL in any event may, at its option, continue to participate in such litigation. In any such event, CFCL shall reimburse the Purchaser for a pro rata portion of its costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by CFCL after Closing as a result of such proceedings; provided, however, that CFCL shall be entitled to a credit for reasonable legal fees and expenses incurred by CFCL prior to the intervention by the Purchaser in connection with the proceedings previously instituted by CFCL in connection with such collection efforts.

        5.5    Inspection of Books and Records.    Each of CFCL and the Purchaser shall have the right from time to time during the first eighteen (18) months following the Closing to examine and audit so much of the books and records of the other party (or any property manager therefor) as may relate to any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the proper treatment thereof; provided that CFCL or Purchaser, as the case may be, gives the other party not less than two (2) days' advance written notice of such examination and conducts the review during normal business hours at the place or places where such books and records are regularly maintained by such party or such other place as may be agreed between CFCL and the Purchaser.

        5.6    Partial Properties.    Notwithstanding the foregoing, because the Final Interest Owners will not convey 100% of the ownership interests in the Partial Properties, the Consideration payable with respect to the Interests will only be adjusted by a percentage of such total apportionments and adjustments determined in accordance with the preceding sections equal to the direct or indirect percentage ownership interest in the Partial Property Owner then being transferred to the Purchaser (such percentage, the "Applicable Percentage") as follows:

In the case of a transfer of Upper-Tier Interests:

Town Center at Cobb	33.33%
Gwinnett Place	32.50%

In the case of a transfer of Partial Property Owner Interests:

Town Center at Cobb	50%
Gwinnett Place	50%

        5.7    Target at The Esplanade.    The Purchaser covenants and agrees that if, at any time on or before January 1, 2006, Target Corporation or any successor thereto, directly or through one of its affiliates (collectively, "Target"), opens a retail store of the type currently being operated by it under the brand name "Target" at the Property known as The Esplanade, whether on the terms outlined in the letter of intent, dated October 4, 2002, from Target to Bill Vierra at General Growth Properties, Inc. or any other transaction on similar economic terms in substitution thereof, then, within ten (10) Business Days following the date on which that store first opens for business, the Purchaser will pay CFCL a lump sum of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds to a bank account designated by CFCL. In addition, the Purchaser agrees to notify CFCL in writing promptly after it enters into definitive documentation with Target for such a store, and thereafter to keep CFCL apprised in writing of Target's progress on completing, and expected opening date for, such a store on a regular basis and not less than once per calendar quarter. If Target does not open a store as described above on or before January 1, 2006, the Purchaser's obligation to pay CFCL pursuant to this Section 5.7 shall expire.

        5.8    Survival.    The provisions of this Article V shall survive the Closing.

ARTICLE VI

CLOSING

        6.1    Closing.    (a) Subject to the terms and conditions of this Agreement, the Principal Closing shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at and as of 9:00 a.m. E.S.T. on January 31, 2003, or at such other place, time and date as may hereafter be mutually agreed between CFCL and the Purchaser (the "Scheduled Principal Closing Date"). As used in this Agreement, the term "Principal Closing" means the conveyance to the

Purchaser of at least the Threshold Properties and the performance by each party hereto of the obligations on its part then to be performed under and in accordance with this Agreement, and the term "Principal Closing Date" means the date on which the Principal Closing is to occur as provided in the preceding sentences, as the same may be extended by CFCL pursuant to this Agreement, the term "Threshold Properties" means, collectively, the Properties known as Broward Mall, Dover Mall and Dover Commons, Galleria at White Plains, Northpark Mall and The Esplanade, and "Non-Threshold Properties" means the Partial Properties. CFCL and the Purchaser will conduct a "pre-closing" commencing on the second (2nd) Business Day preceding the Principal Closing Date, and will use commercially reasonable efforts to finalize the closing statement and the proration statements set forth in Section 5.1 for the Principal Closing at least twenty-four (24) hours prior to the Principal Closing Date. As used in this Agreement, the term "Closing" means the conveyance of one or more Properties or Interests to Purchaser and the performance by each party of the obligations on its part then to be performed under and in accordance with this Agreement and the term "Closing Date" with respect to any Property or Interest means the date on which the Closing with respect to that Property or Interest has occurred or is to occur, as the same may be extended by CFCL pursuant to this Agreement.

          (b)    CFCL Extension Rights.    CFCL shall have the right, exercisable in one or more increments, by delivering written notice to the Purchaser as soon as practical but in any event not less than five (5) Business Days prior to the Scheduled Principal Closing Date (or, in the event of a prior extension by virtue of this Section, two (2) Business Days prior to the then applicable Principal Closing Date) to extend or adjourn the Principal Closing Date to a date not later than April 2, 2003, if CFCL determines in its judgment that such adjournment is reasonably necessary to enable CFCL to satisfy any of the conditions precedent to Closing set forth in Section 7.1 with respect to any of the Threshold Properties (and the Purchaser has not waived the failed conditions and proceeded to Closing with respect to the Threshold Properties; it being understood that the Purchaser will not be entitled to waive the failure to obtain any third-party consents required for the conveyance of any of the Threshold Properties to be included in the Principal Closing or to waive the condition precedent in Section 7.1(f) without CFCL's consent in its sole discretion), such right being in addition to any other adjournment right provided for in this Agreement. If CFCL defers the Principal Closing Date as permitted above, CFCL will advise the Purchaser in its notice of deferral of the reasons therefor and thereafter will advise the Purchaser on a regular basis of its progress in resolving the circumstances upon which the deferral was based.

        6.2    Closing Deliveries by the CF Entities.    At the Principal Closing and at a Deferred Closing, if any, the relevant CF Entities, will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments and documents:

          (a)    Property Conveyance.    For each Wholly Owned Property, being conveyed to Purchaser or a Purchaser Designee at that Closing:

              (i)  A limited or special warranty deed in such form as is customary for the conveyance of similar property in the jurisdiction in which the Property is located (it being agreed, however, that the selection of deed shall not increase in any material respect the liability of any CF Entity to the Purchaser or its Designee above that provided elsewhere in this Agreement);

            (ii)  if the Closing will include Dover Mall and Dover Commons, (w) two (2) counterparts of an Assignment and Assumption of Ground Lease in the form attached hereto as Exhibit G-1 (the "Ground Lease Assignment"), pursuant to which CF Dover Mall L.P. assigns its entire interest as lessee under the Ground Lease to the Purchaser or Purchaser Designee and the Purchaser or Purchaser Designee assumes all obligations of CF Dover Mall L.P. pursuant to the arising under the Ground Lease from and after the Closing Date, (x) originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to the Purchaser) of the Ground Lease and any amendments thereto, (y) two (2) counterparts of an Assignment and Assumption of Sublease Agreement in the form of Exhibit G-2 (the "Sublease Assignment") pursuant to which CF Dover Mall L.P. assigns its entire interest as sublessor under the Boscov Sublease Agreement to the Purchaser or Purchaser Designee and the Purchaser or Purchaser Designee assumes all obligations of CF Dover Mall L.P. pursuant to and arising under the Boscov Sublease Agreement from and after the Closing Date, and (z) originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to the Purchaser) of the Boscov Sublease Agreement and any amendments thereto;

            (iii)  (x) two (2) counterparts of an Assignment and Assumption of REA Documents, in the form attached hereto as Exhibit H (the "REA Assignment"), pursuant to which the relevant Final CF Property Owner assigns its rights pursuant to each reciprocal easement agreement to which it is a party (each, an "REA Document") to the Purchaser or Purchaser Designee and the Purchaser assumes all obligations of the Final CF Property Owner thereunder arising from and after the Closing Date (unless assumption of some greater term is required under the underlying REA Documents, in which case the Purchaser or Purchaser Designee shall assume such greater term) and (y) originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to the Purchaser) of all REA Documents, and any amendments and supplements thereto;

            (iv)  (x) two (2) counterparts of an Assignment and Assumption of Leases and Security Deposits, in the form attached hereto as Exhibit I (the "Lease Assignment"), pursuant to which the Final CF Property Owner assigns its interest as lessor pursuant to each Lease to the Purchaser or Purchaser Designee and the Purchaser or Purchaser Designee assumes all obligations of the Final CF Property Owner thereunder arising from and after the Closing Date; and (y) originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to the Purchaser) of all Leases, any renewals thereof and any amendments thereto;

            (v)  the security deposits then held by the Final Selling Party, its agents or any Affiliate pursuant to the Leases, provided that, with respect to any letter of credit held under a Lease that does not permit the Final Selling Party to transfer same without any act or consent of the tenant, the issuer or any other party, CFCL shall deliver to the Purchaser such requests for transfer or reissuance, addressed to the parties whose act or consent is required, as the Purchaser may reasonably request;

            (vi)  two (2) counterparts of a Bill of Sale, in the form of Exhibit J (the "Bill of Sale"), conveying the Personal Property and the Contract Rights to the Purchaser;

          (vii)  (x) two (2) counterparts of an Assignment and Assumption of Contracts in the form attached hereto as Exhibit K (the "Contract Assignment"), pursuant to which the Final CF Property Owner assigns the Operating Contracts in effect as of the Closing Date to the Purchaser and the Purchaser assumes all obligations of the Final CF Property Owner thereunder arising from and after the Closing Date and (y) originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to the Purchaser) of all assigned Operating Contracts and all amendments thereto, and, in the case of the Galleria at White Plains, the Sears Letter Agreement and the Sears License Agreement;

          (viii)  a notice signed by the Final CF Property Owner advising each REA Party, the Ground Lessor, the tenant pursuant to each Lease in force at the Closing Date, and each party to an assigned Operating Contract, of the consummation of the transactions contemplated by this Agreement, the address for notices to and other communications with the Purchaser or Purchaser Designee, and in the case of each Lease, directing the relevant tenant to pay rent to the Purchaser or Purchaser Designee (collectively, the "Notice Letters");

            (ix)  transfer tax forms (to the extent required from the grantor of property in the applicable jurisdiction);

            (x)  in the event that there is any pending condemnation action involving any portion of the Property, or if any such action has been completed or settled, but the proceeds therefrom have not been disbursed to the Final CF Property Owner, an assignment in a form reasonably satisfactory to Purchaser of all the Final CF Property Owner's rights resulting from such condemnation action;

            (xi)  the Sears Assumption Agreement, if applicable pursuant to Section 4.10;

          (xii)  copies of all warranties, guaranties and service manuals pertaining to building systems and equipment that are in the possession of a CF Entity;

          (xiii)  all keys and combinations to locks that are in the possession of a CF Entity;

          (xiv)  an updated Rent Roll and schedule of Leases;

          (xv)  all books and records in the possession of a CF Entity or the manager of the Property, including all maintenance records, it being understood that leaving such records in the management office at the Property shall satisfy CFCL's obligation hereunder; and

          (xvi)  copies of all plans and specifications for the Property that are in the possession of a CF Entity.

          (b)    Interests Conveyance.    For each Partial Property, if any,

              (i)  an Assignment and Assumption of Interest in the form attached as Exhibit L (the "Interest Assignment"), pursuant to which the Final Interest Owner conveys the applicable Interest to the Purchaser and the Purchaser assumes all obligations of the Final Interest Owner relating to the Interest arising from and after the Closing Date (unless assumption of some greater term is required by the terms of the Upper-Tier Joint Venture Organizational Documents or the applicable Partial Property Owner Organizational Documents);

            (ii)  the Partner Consent(s) for the Interest in that Partial Property;

            (iii)  originals (or copies if the originals are unavailable and, in that case, only to the extent not previously provided to Purchaser) of all Upper-Tier Joint Venture Organizational Documents and/or Partial Property Owner Organizational Documents relating to the conveyed Interests; and

            (iv)  all books and records in the possession of a CF Entity relating to the Partial Property or the Interest.

          (c)    Certificates.    A duly executed certificate of the general partner[s], managing member[s], trustee[s] or manager[s] of each of the Selling Parties (or their direct or indirect general partner[s], managing member[s], trustee[s] or manager[s], if applicable), dated as of the Closing Date, certifying:

              (i)  that the general partner[s], managing member[s], trustee[s] or manager[s] of the Selling Party have adopted resolutions approving the transactions contemplated hereunder and authorizing the Selling Party to execute and deliver this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder (together with a copy of such resolution), that such action by such general partner[s], managing member[s], trustee[s] or manager[s] constitutes the only authorization required for such execution, delivery and consummation by the Selling Party and it has not been revoked or otherwise withdrawn and remains in full force and effect; and

            (ii)  as to a true, complete and correct copy of the Selling Party's organizational documents (including all documents filed of record in the jurisdiction of its organization, if any, certified by the appropriate authority in such jurisdiction, if available), that the same have not been amended (except as noted therein) and that they are in full force and effect as of the Closing Date, and also certifying as to the incumbency of the representatives of the Selling Party executing and delivering this Agreement and the other documents and instruments provided herein to be executed and delivered by the Selling Party.

          (d)    Representations and Warranties.    A duly executed certificate of CFCL, dated as of the Closing Date, certifying that each of the representations and warranties of CFCL contained in Section 8.2 of this Agreement is true and correct in all material respects as if remade on and as of such Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date) with appropriate modifications of those representations and warranties to reflect actions taken by or on behalf of any CF Entity in accordance with the provisions of Article IV or identifying any representation or warranty that would not be true and correct if remade as described above and explaining the reasons therefor; provided, however, that, to the extent that the representations and warranties in Section 8.2 relate to Interests, Properties or Final Selling Parties, for purposes of the certificate referred to above, those references will be deemed to be references only to the Interest(s), Properties and Final Selling Parties being included in the Closing at hand, and those representations and warranties specifically need not be remade at such Closing with respect to any Interest, Property or CF Entity that is not being included in such Closing as permitted or required by Section 6.4.

          (e)    FIRPTA and State Withholding Exemptions.    Each Selling Party that conveys to the Purchaser a Wholly Owned Property or an Interest shall have delivered to the Purchaser a certification in the form of Exhibit M attached hereto executed by such Selling Party under penalty of perjury stating such Selling Party is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Selling Party that conveys to the Purchaser a Wholly Owned Property or an Interest shall have delivered to the Purchaser the appropriate withholding certification (establishing an exemption from, or reduction in the amount of, otherwise applicable withholding taxes) to the extent required by each applicable state in which a Property is located, such certification to comply with applicable laws. If any such Selling Party shall fail or be unable to deliver such certification, the Purchaser shall have the right to withhold such portion of the Consideration as the Purchaser may reasonably determine is necessary to comply with the requirements of Section 1445 of the Code and/or the applicable state laws.

          (f)    Seller Affidavit.    For each Property, a duly executed Seller's Affidavit in the form attached hereto as Exhibit E and copies of such supporting documents (without representation or recourse) as are customarily provided by sellers of commercial real estate in the jurisdiction where the Property is located in connection with the issuance to the Purchaser, at the Purchaser's expense, of a title insurance policy of the type described in Section 7.1(d) in respect of that Property.

          (g)    Other Documents, Etc.    All other instruments and documents, if any, required to be executed, acknowledged and/or delivered to the Purchaser by a CF Entity pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated in this Agreement.

        6.3    Closing Deliveries by the Purchaser.    At the Principal Closing and at any Deferred Closing, if any, the Purchaser and/or any Purchaser Designee will execute, acknowledge where appropriate and deliver, or cause to be delivered, each of the following instruments, documents and payments:

          (a)    Consideration.    The Consideration or portion thereof allocated to the Properties and Interests being conveyed at such Closing as provided for in Section 2.1 of this Agreement as adjusted pursuant to Article V, each as set forth on the closing statement for such Closing to be prepared in accordance with Section 5.1(q);

          (b)    Closing Documents.    The following documents and instruments:

              (i)  two (2) counterparts of the Ground Lease Assignment;

            (ii)  two (2) counterparts of the Sublease Assignment;

            (iii)  two (2) counterparts of each REA Assignment;

            (iv)  two (2) counterparts of each Lease Assignment;

            (v)  two (2) counterparts of each Contract Assignment;

            (vi)  two (2) counterparts of each Interest Assignment; and

          (vii)  If applicable, the indemnity agreements described in Sections 4.7 and 4.8.

          (c)    Certificates.    A duly executed certificate of the Secretary of the Purchaser, dated as of such Closing Date, certifying:

              (i)  that the board of directors of the general partner of the Purchaser has adopted resolutions approving the transactions contemplated hereunder and authorizing the Purchaser to execute and deliver this Agreement and each other agreement and other instrument necessary for the consummation of the transactions contemplated by this Agreement (which resolutions shall be attached to or incorporated in such certificate), that such action by the Purchaser's general partner's board of directors, together with any other authorization as set out in such certificate, constitutes the only authorization required for such execution, delivery and consummation by the Purchaser, and it has not been revoked or otherwise withdrawn and remains in full force and effect; and

            (ii)  as to a true, complete and correct copy of the certificate of limited partnership and partnership agreement of the Purchaser and the Articles of Incorporation and Bylaws of the Purchaser's general partner and that each of the same has not been amended (except as noted therein) and is in full force and effect as of such Closing Date, and also certifying as to the incumbency of the officers of the general partner of the Purchaser executing and delivering this Agreement, and the other documents and instruments provided herein to be executed and delivered by the Purchaser.

          (d)    Other Documents, Etc.    All other instruments and documents, if any, required to be executed, acknowledged and/or delivered by the Purchaser or Purchaser Designee to the CF Entities pursuant to and in accordance with any of the other provisions of this Agreement and such other documents or instruments as CFCL may reasonably request to effect the transactions contemplated in this Agreement.

        6.4    Deferred Closing.

          (a)    Property Removal.    If, at the Principal Closing:

              (i)  CFCL has not obtained the Partner Consents or any other third-party consent necessary for the conveyance of any Interest as contemplated herein;

            (ii)  any Partial Property has been the subject of a Substantial Casualty or Substantial Condemnation and CFCL has been unable or is unwilling to restore the Property to at least as good a condition as existed on the date of this Agreement;

            (iii)  CFCL has been unable or has elected not to Remove a Title Objection (other than a Mandatory Removal Objection) affecting any Partial Property as provided in Section 3.2(b); or

            (iv)  CFCL is otherwise unable or unwilling to satisfy the conditions precedent to Closing with respect to any Partial Property or the Interest related thereto;

  and, in any such case, the Purchaser is not willing to waive the foregoing condition or circumstance for the Partial Property or Interest in question and include that Interest in the Principal Closing with no reduction in the Consideration to be paid therefore (it being understood that, without CFCL's consent in its sole discretion, the Purchaser will not be entitled to waive any such condition or circumstance) or, despite such a willingness the relevant CF Entity is not willing to convey the Interest in question, then (x) so long as CFCL can still convey at least the Threshold Properties and the other conditions set forth in Sections 7.2 and 7.1, respectively, as they relate to each of the Threshold Properties, have been or will be satisfied or waived, CFCL will have the right to Remove the Interests relating to each such Non-Threshold Property (each, an "Excluded Property") from the Properties and Interests being delivered at the Principal Closing and require the Purchaser to proceed with the Principal Closing with the remainder of the Properties and Interests on the terms set forth herein.

          (b)    CFCL Right to Cure.    The CF Entities will have the right to seek to cure the conditions or circumstances that caused any Partial Property or the Interest relating thereto to be an Excluded Property and if, on or before the date that is six (6) months after the Principal Closing Date (the "Cure Cutoff Date"), the CF Entities have caused the condition(s) or to be cured such that one or both of the Interests relating to that Excluded Property would have qualified to have been included in the Principal Closing, the CF Entities will be entitled to require the Purchaser to acquire an Interest relating to that Excluded Property pursuant to the terms and conditions of this Agreement in a separate Closing to be held at a date to be mutually agreed between CFCL and Purchaser, but not later than thirty (30) days after the Cure Cutoff Date (each such separate Closing, a "Deferred Closing"; and the date on which such a Deferred Closing is to occur is referred to herein as a "Deferred Closing Date") for Consideration determined pursuant to

  Section 2.1(a) and Schedule 2.1(a). If any Interest is excluded from the Principal Closing as permitted above and CFCL is seeking to cure the condition(s) or circumstance(s) that caused such Interest to be excluded, CFCL will advise the Purchaser on a regular basis, as requested by the Purchaser, of CFCL's progress in satisfying the yet unmet conditions to the Deferred Closing for that Interest/Excluded Property. In addition, if thereafter, but prior to the Cure Cutoff Date, CFCL determines that it can satisfy the conditions to the Deferred Closing as set forth in Section 7.1 with respect to any Interest, and CFCL notifies the Purchaser of that determination in writing, then the Purchaser agrees to cooperate with CFCL to schedule a Deferred Closing Date for that Interest on a date that is not more than thirty (30) days following the first date on which CFCL notified the Purchaser that it would be able to satisfy the conditions precedent to the Deferred Closing (or, if the thirtieth (30th) day is not a Business Day, the next succeeding Business Day thereafter). Similarly, if at any time prior to the Cure Cutoff Date the Purchaser determines it is willing to waive any condition or circumstance giving rise to a failure of a condition precedent to the Deferred Closing for any Interest, the Purchaser agrees to notify CFCL of that determination and, if CFCL elects in its sole discretion to accept the waiver and proceed to Closing with respect to such Interest, the parties agree to cooperate to schedule a Deferred Closing for the Interest on the date that is thirty (30) days following the date on which the Purchaser delivers a written notice of waiver to CFCL (or, if the thirtieth (30th) day is not a Business Day, the next succeeding Business Day thereafter).

        6.5    Additional Condition Relating to a Sale of One Interest Without the Other.    If, at any Closing, CFCL is requiring the Purchaser to acquire an Interest in one Partial Property (the "Subject Interest") in a circumstance where (x) the Purchaser is not also acquiring and has not previously acquired an Interest in the other Partial Property and (y) the Partial Property Owner to which the Subject Interest relates has not obtained the termination or release of the cross-collateral guaranty agreement given by it in support of the indebtedness of the other Partial Property Owner in form acceptable to the Purchaser acting reasonably, then concurrently with that Closing CFCL shall enter into an Agreement with the Purchaser in the form attached hereto as Exhibit P.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

        7.1    Conditions Precedent to Obligation of the Purchaser.    The obligation of the Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Principal Closing Date or the Deferred Closing Date, as applicable, of all of the following conditions:

          (a)    Delivery of Documents.    The CF Entities shall have delivered all the items required to be delivered to the Purchaser pursuant to Section 6.2 for such Closing.

          (b)    Accuracy of Representations and Warranties.

              (i)  Subject to Sections 8.3 and 8.4, CFCL's representations and warranties in Section 8.2 of this Agreement shall be true and correct in all material respects as originally made and, if applicable, as remade on and as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date), with appropriate modifications or qualifications to those representations and warranties to reflect the results of any Casualty or Condemnation or any action taken, or any omission, by or on behalf of any CF Entity in accordance with the provisions of Article IV, but without regard to any other modifications or qualifications of those representations and warranties that may be necessary to make such representations and warranties true and correct (any such other modification or qualification, a "Qualification"); provided, however, that, to the extent that the representations and warranties in Section 8.2 refer or relate to Interests, Properties or Final Selling Parties, the references will be deemed to be references only to the Interests, Properties and Final Selling

    Parties being included at the Closing at hand, and those representations and warranties specifically need not be true and correct as originally made or as remade with respect to any Interests, Property or CF Entity that is not being included in such Closing.

            (ii)  If, at any Closing, CFCL must add any new Qualification to any of its representations and warranties in Section 8.2 of this Agreement with respect to any Interests, Properties and/or Final Selling Parties to be included in such Closing in order to make those representations and warranties true and correct in all material respects as originally made or as remade on and as of the Closing Date, if applicable, the condition precedent to Closing described in paragraph (b)(i) of this Section 7.1 will nevertheless be deemed to be satisfied unless the sum of (w) in the case of Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, as agreed between CFCL and the Purchaser acting reasonably, plus (x) in the case of Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, the aggregate impairment to the value of the Properties and Interests being included in that Closing as a result of those circumstances, as agreed between CFCL and the Purchaser acting reasonably, plus (y) the aggregate amount of any such costs and value impairments that were identified and agreed between the parties in connection with any prior Closing and not subsequently cured by CFCL, minus (z) any amount that CFCL agrees to credit, or has previously agreed to credit, against the Consideration payable by the Purchaser to offset the effect of any such exceptions, exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Materiality Threshold"); it being agreed that any uncured circumstances involving net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value identified by CFCL in connection with that Closing and any prior Closings (after giving credit for any credits or cash payments made by the CF Entities to offset the effect of those costs and impairments to value), in the aggregate, do not exceed the Materiality Threshold shall be deemed immaterial and that any such uncured circumstances involving net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value identified by CFCL in connection with that Closing and any prior Closings (after giving credit for any credits or cash payments made by the CF Entities set forth above) in excess of the Materiality Threshold shall not be entitled to the benefit of that deeming convention. In the event that CFCL and the Purchaser are unable to agree on the cost to cure or the impairment to value resulting from any Qualification, CFCL shall have the right but not the obligation to submit the question of cost or value to arbitration conducted in New York, New York in accordance with the Commercial Arbitration Rules (and the Expedited Procedures thereunder) of the American Arbitration Association and with the additional guidelines set forth in Section 11.21 below and in the meantime the parties shall proceed to close over the Qualification in dispute. In addition if, following that Closing, the parties determine (either by mutual agreement or through arbitration in accordance with Section 11.21) that all or any portion of the amount in question exceeded the standard for immateriality under the guidelines set out above and, as a result, the condition precedent to Closing described in paragraph (i) above would not have been met, CFCL shall promptly pay an amount equal to the excess to the Purchaser in cash. For the avoidance of doubt, CFCL's obligation to pay such excess amount shall not be subject to the limitations set forth in Section 9.3 and any payments made with respect to such excess amounts shall not count against the cap on CFCL's liability set forth in Section 9.3.

          (c)    Observance of Covenants.    The CF Entities shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by the CF Entities as of the applicable Closing Date.

          (d)    Title.    The Title Company shall have issued or shall be prepared to issue, upon payment of the applicable premiums therefor, Title Policies with respect to each of the Properties to be included in such Closing, in each case subject only to Permitted Exceptions. It shall not be a condition to Closing that the Purchaser be able to obtain any endorsements or coverages not set forth in the definition of "Title Policy".

          (e)    No Proceeding Seeking an Injunction.    No action, suit or legal or administrative proceedings shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (referred to herein, as "Governmental Authority"), seeking to enjoin the transactions contemplated by this Agreement and intended to occur at that Closing, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of Purchaser or any entity controlled by or under common control with the Purchaser.

          (f)    Transactions Not Prohibited.    No law, statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation by any CF Entity of the transactions contemplated by this Agreement to occur at the related Closing shall be in effect, other than any such order obtained or instituted by or on behalf of the Purchaser or any entity controlling, controlled by or under common control with the Purchaser.

          (g)    Partner Consents.    If an Interest in either of the Partial Properties is to be included in the Closing, the CF Entities shall have obtained all partner consents required for the inclusion of that Interest (such consents, the "Partner Consents") in substance acceptable to Purchaser acting reasonably.

          (h)    Broward Consent.    The CF Entities shall have (i) obtained the Broward Consent or, alternatively, repaid the Broward Loan, and (ii) paid all costs and expenses associated therewith pursuant to Section 4.4 herein (subject to the adjustment to the Consideration to be paid by the Purchaser in accordance with Section 2.1(c)).

          (i)    Estoppel Requirement.    For each Wholly Owned Property to be included in such Closing, the Purchaser shall have received Clean Estoppel Certificates from each Anchor at such Property and from tenants under Leases at such Property relating to, in the aggregate, at least sixty-five percent (65%) of the occupied "in-line" (i.e., non-Anchor) space at such Property (the "Estoppel Requirement"). If the Purchaser has received Clean Estoppel Certificates from each Anchor and from tenants under Leases relating to at least fifty percent (50%) of the occupied in-line space at a Property, CFCL may elect to satisfy the Estoppel Requirement by delivering a Seller Estoppel Certificate in the form attached hereto as Exhibit O (each, a "Seller Estoppel Certificate") as a substitute for any remaining Estoppel Certificates that have not been obtained and are necessary to meet the Estoppel Requirement. The term "Clean Estoppel Certificate" means an Estoppel Certificate that does not reveal (i) any material landlord/owner breach or default that has not been cured by the applicable Closing or (ii) any change in the economic terms of the subject Lease or REA arrangement from those previously disclosed to the Purchaser and which materially adversely affects the financial obligations of the landlord/owner under the subject agreement; the parties acknowledging that statements or qualifications by a tenant in the nature of reservations of rights will not, by themselves, cause an Estoppel Certificate to fail to qualify as a Clean Estoppel Certificate.

          (j)    REA Party Estoppel Certificates.    For each Wholly Owned Property to be included in such Closing, the Purchaser shall have received a Clean Estoppel Certificate from each REA Party.

          (k)    Ground Lessor Estoppel Certificate.    If Dover Mall and Dover Commons are to be included in such Closing, the Purchaser shall have received a Clean Estoppel Certificate from the Ground Lessor.

          (l)    Purchaser Notices.    (i) If any Wholly Owned Property to be included in such Closing has been the subject of a Purchaser Notice as contemplated in Section 4.6(b) and the Purchaser has not waived or been deemed to have waived the notice as contemplated in that section or elsewhere in this Agreement, CFCL shall have cured the condition in question in the manner agreed between CFCL and Purchaser pursuant to Section 4.6(b) or in another manner acceptable to the Purchaser, acting reasonably, and (ii) if the Partial Property that corresponds to any Interest to be included in such Closing has been the subject of such a Purchaser Notice and the Purchaser has not waived or been deemed to have waived the notice as contemplated in that section or elsewhere in this Agreement, CFCL shall have cured the condition in question in the manner agreed between CFCL and the Purchaser pursuant to Section 4.6(b) or in another manner acceptable to the Purchaser, acting reasonably.

          (m)    Defeasance.    CFCL shall have (i) defeased the existing mortgage debt encumbering the Properties known as Dover Mall and Dover Commons, The Esplanade, Northpark Mall and Galleria at White Plains and (ii) paid all costs and expenses associated therewith pursuant to Section 4.4.

        7.2    Conditions Precedent to Obligations of the CF Entities.    The obligation of the CF Entities to consummate the transactions contemplated herein shall be subject to the fulfillment (or waiver by CFCL) on or before the Principal Closing Date or the Deferred Closing Date of each of the following conditions:

          (a)    Receipt of Consideration.    The Purchaser shall have delivered the Consideration, as adjusted pursuant to and payable in the manner provided for in this Agreement.

          (b)    Delivery of Documents.    The Purchaser shall have delivered all the items required to be delivered to the CF Entities pursuant to Section 6.3 for such Closing.

          (c)    Accuracy of Representations and Warranties.    The representations and warranties of Purchaser contained in Section 8.1 of this Agreement shall be true and correct in all material respects.

          (d)    Observance of Covenants.    The Purchaser shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by the Purchaser through the applicable Closing Date.

          (e)    Partner Consents.    If any Interest relating to either of the Partial Properties is to be included in such Closing, the CF Entities shall have obtained the applicable Partner Consents.

          (f)    No Injunction.    No action, suit or legal or administrative proceedings shall have been instituted by or before any court or Governmental Authority seeking to enjoin the Purchaser or any of its affiliates from consummating the transactions contemplated by this Agreement and intended to occur at the related Closing conveyed with respect to a Property or Interests being conveyed on such Closing Date, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of any of the CF Entities.

          (g)    Transactions Not Prohibited.    No law, statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation by the Purchaser of the transactions contemplated by this Agreement to occur at the related Closing shall be in effect, or, if applicable, have been threatened by any Governmental Authority or by any third party, other than any such order obtained or initiated by or on behalf of any of the CF Entities.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

        8.1    Representations and Warranties of the Purchaser.    In order to induce the CF Entities to carry out the transactions contemplated by this Agreement, the Purchaser represents and warrants to, and agrees with, each of the CF Entities as follows:

          (a)    Organization, Good Standing and Authority.    The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser's sole general partner, The Mills Corporation, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly authorized to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where the failure to be so qualified (x) would not have a material adverse effect on the ability of the Purchaser to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by the Purchaser or to perform any of its obligations hereunder or thereunder or (y) would not have a material adverse effect on the assets, liabilities, financial condition, results of operations, value and/or operations of the Purchaser, in each case whether determined (i) without giving effect to any of the transactions contemplated herein or (ii) after giving effect to such transactions (any such interference or adverse effect, a "Purchaser Material Adverse Effect"). The Purchaser is duly qualified to conduct business in the respective states in which the Purchaser is acquiring a Property except where failure to do so would not have a Purchaser Material Adverse Effect. The Purchaser is authorized to consummate the transactions contemplated hereby and to fulfill all of its obligations under this Agreement or under any document contemplated hereunder to be executed by the Purchaser and to perform any of its obligations hereunder or thereunder, and the Purchaser has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by the Purchaser, and to perform any of its obligations hereunder or thereunder. Purchaser has delivered to CFCL true, correct and complete copies of Purchaser's agreement of limited partnership and all amendments thereto through the date hereof.

          (b)    Purchaser's Authorization and Binding Effect.    This Agreement has, and all documents contemplated hereunder to be executed by the Purchaser, when executed and delivered will have been duly authorized by all requisite partnership or corporate action on the part of the Purchaser, and each is, or will be, upon execution and delivery, as applicable, the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. None of the execution and delivery of this Agreement or any documents contemplated hereunder to be executed by the Purchaser or the performance of the obligations of the Purchaser, hereunder or thereunder, will result in the violation of any provision of the certificate of limited partnership or the limited partnership agreement of the Purchaser, the certificate of incorporation or bylaws or any other organizational documents of the Purchaser or its general partner.

          (c)    Conflicting Agreements and Other Matters.    Neither the execution and delivery of the documents relating to the transactions contemplated herein by the Purchaser nor fulfillment of or compliance with the terms and provisions thereof will (i) violate any provision of any law presently in effect having applicability to the Purchaser or any of its properties, except such violations as would not reasonably be expected to have a Purchaser Material Adverse Effect, (ii) conflict with or result in a breach of or constitute a default under the certificate of limited partnership or the limited partnership agreement of the Purchaser, the certificate of incorporation or bylaws or any other organizational documents of the Purchaser or its general partner, (iii) require any consent, approval or notice under, or conflict with or result in a breach of, constitute a default or accelerate any right under, any note, bond, mortgage, license, indenture or loan or credit agreement, or any other agreement or instrument, to which the Purchaser is a party or by which any of its respective properties is bound, except such consents, approvals, notices, conflicts, breaches, defaults or acceleration as would not reasonably be expected to have a Purchaser Material Adverse Effect or impair in any material respect the Purchaser's ability to consummate the transactions contemplated herein or (iv) result in, or require the creation or imposition of, any lien upon or with respect to any of the real properties now owned or hereafter acquired by the Purchaser. In addition, to the knowledge of the Purchaser, as of the date of this Agreement, no facts or circumstances exist that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. In addition, no facts or circumstances exist that, individually or in the aggregate, could reasonably be expected to impair in any material respect the Purchaser's ability to consummate, or interfere with the consummation of, the transactions contemplated herein.

          (d)    Litigation; Proceeding, Etc.    There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against Purchaser or any of its respective properties before or by any Governmental Authority which (i) challenges the legality, validity or enforceability of the transactions contemplated herein or of any of the documents relating to the transactions contemplated herein or (ii) would (individually or in the aggregate) reasonably be expected to have a Purchaser Material Adverse Effect or (iii) would (individually or in the aggregate) impair the ability of the Purchaser to perform fully on a timely basis any obligations that it has under any of the documents relating to the transactions contemplated herein.

          (e)    No Default or Violation.    The Purchaser has not received written notice that it is (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, except such defaults or violations as would not reasonably be expected to have a Purchaser Material Adverse Effect, (ii) in violation of any order of any Governmental Authority, which would reasonably be expected to have a Purchaser Material Adverse Effect or (iii) in violation of any law or regulation, which would reasonably be expected to (A) adversely affect the legality, validity or enforceability of the documents relating to the transactions contemplated herein, (B) have a Purchaser Material Adverse Effect or (C) impair the Purchaser's ability or obligation to perform fully on a timely basis any obligation that it has under any of the documents relating to the transactions contemplated herein.

          (f)    Governmental Consents, Etc.    Except as expressly set forth herein and assuming the accuracy of the representations and warranties of, and the performance of the agreements of, the CF Entities set forth herein, no authorization, consent, approval, waiver, license, qualification or formal exemption from, nor any filing, declaration, qualification or registration with or notice to any Governmental Authority is required by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement. At the applicable Closing Date, the Purchaser will have made all then required filings and given all then required notices to Governmental Authorities and obtained all then necessary registrations, declarations, approvals, orders, consents, qualifications, franchises, certificates, permits and authorizations from any Governmental Authorities, required by it to own or lease its properties and to conduct its businesses as currently owned, leased or conducted, except where failure to do so would not reasonably be expected to have a Purchaser Material Adverse Effect. At the applicable Closing Date, all such registrations, declarations, approvals, orders, consents, qualifications, franchises, certificates, permits and authorizations, which, if not filed, given notice of or obtained would reasonably be expected to have a Purchaser Material Adverse Effect or to impair in any material respect the ability of the Purchaser to timely consummate the transactions contemplated herein, will have been filed, notified or obtained and, to the extent applicable, will be in full force and effect.

          (g)    Compliance with Laws.    To the knowledge of the Purchaser, the Purchaser is not in, and has not received written notice of, violation of or default with respect to any law, regulation, order or decree of any Governmental Authority, court order, decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect or impair or interfere with the consummation of the transactions contemplated herein.

          (h)    Certain Actions by the Purchaser.    The Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such entity's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such entity's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such entity's assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension, or composition to its creditors generally.

          (i)    Purchaser's Knowledge.    As used in this Agreement, the words "to the knowledge of the Purchaser", "to the Purchaser's knowledge", and other words of similar tenor mean only the current, actual, conscious (and not constructive, imputed or implied) knowledge of the following designees of the Purchaser (each, a "Purchaser Knowledge Party"), without having made a review of files or other inquiry: Greg Neeb, Cheryl Fever, Tim Siegman, Mark Dorigan, Peter Lehrer, Jim Whitcome and Tom Kehoe. Anything herein to the contrary notwithstanding, no such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other agreements, documents or instruments related thereto or contemplated hereunder or thereunder or any of the representations made by the Purchaser being or becoming untrue, inaccurate or incomplete in any respect.

          (j)    Purchaser's Acknowledgment.    Purchaser fully understands the nature and significance of the transactions provided for in this Agreement and the limitations provided in Section 1.3 and elsewhere herein.

        8.2    Representations and Warranties of CFCL.    In order to induce the Purchaser and its affiliates to carry out the transactions contemplated by this Agreement CFCL represents and warrants to and agrees with Purchaser, as follows:

          (a)    Organization, Good Standing and Authority; Binding Effect.

              (i)  (A) CFCL is a corporation duly organized, validly existing and in good standing under the laws of Ontario, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted, except where the failure to be so qualified would not have a material adverse effect on the ability of CFCL to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by it or to perform any of its obligations hereunder or thereunder.

              (B)  Each of CFUS, CFN, Inc., Cadillac Fairview Shopping Center Properties (New York) Inc., CF Broward Mall, Inc., Cadillac Fairview Shopping Center Properties (Mississippi) Inc., Cadillac Fairview Shopping Center Properties (Louisiana) Inc., Cadillac Fairview U.S., Inc., Cadillac Fairview Shopping Center Properties (Georgia) Inc., Cadillac Fairview Mississippi SPC GP, Inc., Cadillac Fairview Louisiana SPC GP, Inc., Cadillac Fairview Dover SPC GP, Inc., Cadillac Fairview Shopping Center Properties (Delaware) Inc., Cadillac Fairview Shopping Center (United States) Holdings Inc., Cadillac Fairview California SPC GP Inc., Cadillac Fairview Shopping Center Developments Inc. and Cadillac Fairview White Plains SPC GP, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted, except where the failure to do so would not have a material adverse effect on the ability of each such CF Entity to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by each such CF Entity or to perform any of its obligations hereunder or thereunder.

              (C)  Each of CF Dover Mall L.P., CF Esplanade L.P., CF Northpark L.P., CF Galleria at White Plains L.P., Cobb Center Associates and CF-H Gwinnett Associates is a limited partnership duly organized, validly existing and in good standing under the laws of the State of its organization, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted, except where the failure to be so qualified would not have a material adverse effect on the ability of such CF Entity to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by such CF Entity or to perform any of its obligations hereunder or thereunder.

              (D)  Each of CF Jackson Associates, CF Cobb Associates, Ridgeland Associates and CF Gwinnett Associates is a general partnership duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as is now conducted, except where the failure to be so qualified would not have a material adverse effect on the ability of such CF Entity to fulfill its obligations under this Agreement or under any document contemplated hereunder to be executed by such CF Entity or to perform any of its obligations hereunder or thereunder.

              (E)  For federal income tax purposes, each Upper-Tier Joint Venture and each Partial Property Owner is properly classified as a "partnership" and is not treated as a corporation or an association taxable as a corporation.

              (F)  Each Upper-Tier Joint Venture and each Partial Property Owner has properly filed and currently has in place an election pursuant to Section 754 of the Code.

              (G)  No Upper-Tier Joint Venture owns directly any asset other than an interest in a Partial Property Owner and assets incidental thereto (such as cash and cash equivalents and office supplies and equipment) and no Partial Property Owner owns directly or indirectly any assets other than the Property owned by it and assets incidental thereto (including, without limitation, cash, cash equivalents, receivables and office supplies and equipment).

            (ii)  Each of the CF Entities has full power and, subject to the provisions of Section 11.22, authority to enter into this Agreement and all documents contemplated hereunder to be executed by such CF Entity, to consummate the transactions contemplated hereby and thereby and to fulfill all of its obligations hereunder and the documents contemplated hereunder to be executed by such CF Entity.

            (iii)  The execution, delivery, and performance by each of the CF Entities of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or result in a breach of or constitute a default under any provision of the governing or organizational documents of any of the CF Entities, (B) require any of the CF Entities to obtain any authorization, consent, approval, waiver, license, qualification or formal exemption from, or make any filing, redemption, qualification or registration with or give any notice to, any Governmental Authority or any other Person, other than consent requirements described in Schedule 8.2(a)(iii) attached hereto; (C) conflict with, result in the breach of or constitute a default or accelerate any right under any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which any of the CF Entities is a party or by or to which any of the CF Entities, Properties or Interests may be bound, (D) violate any order or decree of any court, arbitrator or other Governmental Authority against or binding upon any of the CF Entities, Properties or Interests; (E) violate any law or regulation of any Governmental Authority to which any of the CF Entities, Properties or Interests is subject or (F) result in, or require the creation or imposition of, any Encumbrance upon or with respect to any of the Properties or Interests, other than as expressly contemplated herein; except, in the case of the preceding clauses (B), (C), (D) and (E), where the failure to obtain a consent, approval or action or where the occurrence of such a conflict, breach, default, acceleration or violation, individually or in the aggregate, would not have a material adverse effect on the assets, results of operations, operations or financial condition of a CF Entity or its related Property or Interests and/or the value of its Property or Interests (a "CF Material Adverse Effect") or impair or interfere in any material respect with the consummation of the transactions contemplated herein. In addition, no facts or circumstances exist that, individually or in the aggregate, could reasonably be expected to impair in any material respect any of the CF Entities' ability to consummate, or interfere with the consummation of, the transactions contemplated herein.

          (b)    Title to Interests.

              (i)  Each Upper-Tier Interest has been duly authorized and validly issued in accordance with the constituent organizational documents of the Upper-Tier Joint Venture to which it relates (collectively for both Upper Tier Joint Ventures, the "Upper-Tier Joint Venture Organizational Documents") and applicable law and each of the Current Interest Owners owns its Upper-Tier Interest free and clear of any Encumbrance or other adverse claim (other than rights of others as set forth in the Upper-Tier Joint Venture Organizational Documents governing such Interest). Neither of the Current Interest Owners has pledged its Upper-Tier Interest to any other Person.

            (ii)  Schedule 8.2(b)(ii) sets forth a complete list of each of the Upper-Tier Joint Venture Organizational Documents in force and effect on the date hereof, and CFCL has delivered or made available to the Purchaser or its counsel a true, correct and complete copy of each of such document. No Current Interest Owner or other CF Entity is a party to any pending legal or administrative proceeding or arbitration in respect of any dispute with the other partner in either Upper-Tier Joint Venture and no Current Interest Owner or other CF Entity has received written notice from the other partner in either Upper-Tier Joint Venture alleging any breach by it of any provision of any Upper-Tier Joint Venture Organizational Document that remains outstanding.

            (iii)  Each of the Partial Property Owner Interests has been duly authorized and validly issued in accordance with the constituent organizational documents of the Partial Property Owner to which it relates (collectively for both Partial Property Owners, the "Partial Property Owner Organizational Documents") and applicable law and each of the Upper-Tier Joint Ventures owns its Partial Property Owner Interest free and clear of any Encumbrance or other adverse claim (other than rights of others as set forth in the Partial Property Owner Organizational Documents governing such Interest). Except as set forth on Schedule 8.2(b)(ii), neither of the Upper-Tier Joint Ventures has pledged its Partial Property Owner Interest to any other Person.

            (iv)  Schedule 8.2(b)(iv) attached hereto sets forth a complete list of each of the Partial Property Owner Organizational Documents in force and effect on the date hereof and CFCL has delivered or made available to the Purchaser or its counsel a true, correct and complete copy of each such document. No Upper-Tier Joint Venture or CF Entity is a party to any pending legal or administrative proceeding or arbitration in respect of any dispute with any other partner in either Partial Property Owner and no Upper-Tier Joint Venture or CF Entity has received written notice from any other partner in either Partial Property Owner alleging any breach by it of any provision of any Partial Property Owner Organizational Document that remains outstanding.

          (c)    Condemnation.    As of the date of this Agreement, to the knowledge of CFCL, no Governmental Authority is conducting or has threatened any proceeding to condemn or take by power of eminent domain all or any portion of any Property.

          (d)    Purchase Options.    Other than as set forth in the Leases or REA Documents, no CF Entity has granted any option or right of first refusal to any Person to acquire any interest in any Wholly Owned Property, other than as a tenant thereof, that is or will be effective after the Closing Date.

          (e)    Insolvency.    There is not pending any proceeding before any Governmental Authority seeking reorganization, liquidation or dissolution of any CF Entity under any law relating to bankruptcy, insolvency, reorganization or relief of debtors.

          (f)    Leasing Commissions.    To CFCL's knowledge, no leasing commission is now or will after Closing become due or owing by Purchaser in connection with any of the Underwritten Leases, including, in connection with any renewals or extension of the terms thereof, except as set forth on Schedule 8.2(f).

          (g)    No Violations.    Except as set forth on Schedule 8.2(g), no CF Entity has received any written notice from any Governmental Authority that any of the Properties or the current use, occupation and condition thereof is in violation of any applicable law (other than Environmental Laws, as defined below).

          (h)    Environmental.    Except as set forth in the environmental reports and other written materials listed on Schedule 8.2(h) (collectively, the "Existing Environmental Reports"), copies of which have been delivered or made available to the Purchaser, to the knowledge of CFCL, none of the Properties is in material violation of any Environmental Laws. "Environmental Laws" means all federal, state, local and foreign environmental laws, statutes, rules, regulations, codes, orders, judgments, writs, injunctions and decrees and any notices or demands issued or promulgated thereunder, including laws relating to emissions, discharge, release or threatened release of hazardous substances or wastes into the environment or otherwise relating to the manufacture, disposal, or handling of hazardous substances or wastes. Notwithstanding any other representations or warranties in Section 8.2, the representation contained in this Section 8.2(h) constitutes the sole representation of CFCL with respect to any violations of Environmental Law.

          (i)    Leases.    CFCL has delivered or made available to the Purchaser true, correct and complete copies of all the Leases in effect as of the date hereof. To the knowledge of CFCL, (i) the Leases are in full force and effect, (ii) through October 31, 2002, no CF Entity had received from any tenant any written notice claiming any material default by the landlord under its Lease that remains uncured on the date hereof and (iii) except as set forth on Schedule 8.2(i), from August 1, 2002 through October 31, 2002, no CF Entity has delivered a notice of default to any tenant under a Lease that remains uncured on the date hereof.

          (j)    Rent Rolls.    The rent roll for each of the Properties attached hereto as part of Schedule 8.2(j) (each a "Rent Roll" and collectively, the "Rent Rolls") accurately identifies the tenant, the Fixed Rent, the current Lease term and the approximate square footage for each Lease at that Property as of the date of such Rent Roll. The Purchaser acknowledges, however, that the Rent Rolls may not list (and to the extent any Rent Roll does not list, CFCL makes no representation with respect to) subleases, concessions or license agreements that may have been entered into by tenants, or leases, licenses or concession agreements, including such arrangements relating to kiosks and pushcarts, (such short-term arrangements, "Temporary Tenancies") that have terms not greater than one (1) year or are terminable by the landlord without penalty upon not more than sixty (60) days' notice.

          (k)    Security Deposits.    The list of security deposits set forth on Schedule 8.2(k) is complete as of the date hereof.

          (l)    Tenant Improvement Obligations.    Except as set forth on Schedule 8.2(l), no tenant improvement obligation is due and owing as of the date of this Agreement with respect to any Lease.

          (m)    Loan Documents.    CFCL has delivered or made available to the Purchaser copies of all material documents evidencing or governing the Broward Loan and the loans secured by Partial Properties.

          (n)    Ground Lease.    CFCL has delivered or made available to the Purchaser a true, correct and complete copy of the Ground Lease as in effect through the date hereof. To CFCL's knowledge, [as of the date of this Agreement] the Ground Lease is in full force and effect. To CFCL's knowledge, neither CF Dover Mall L.P. nor any other party to the Ground Lease is in breach or default in any material respect thereunder, which breach or default remains uncured.

          (o)    Upper-Tier Joint Venture and Partial Property Owner Financial Condition.    To CFCL's knowledge, (A) the financial statements of the Partial Property Owners referred to on Schedule 8.2(o) (copies of which CFCL has delivered to the Purchaser) fairly present in all material respects the financial position and results of operations of the entities to which they relate as of the dates thereof and for the periods covered thereby, and (B) the balance sheets of the Upper-Tier Joint Ventures referred to on Schedule 8.2(o) (copies of which CFCL has delivered to the Purchaser) (such balance sheets, together with the financial statements referred to in clause (A) above, the "JV Financial Statements") are accurate as of the dates thereof. None of the Upper-Tier Joint Ventures or Partial Property Owners (each, a "JV Partnership" and collectively, the "JV Partnerships") has any material liabilities, contingent or otherwise, other than liabilities included in the JV Financial Statements for such entity or incurred by that entity since the date of said financial statements in the ordinary course of its business, consistent with past practice. Since the date of the JV Financial Statements applicable to it, no JV Partnership has distributed any assets to its partners, whether by way of a redemption, return of capital or other distribution, other than distributions of available cash in the ordinary course of business and in a manner consistent with past practice. No CF Entity has received any capital call, claim for indemnification or demand that it make or repay any partner loan or recontribute any distribution from or in respect of either Upper-Tier Joint Venture or from the other partner in that Upper-Tier Joint Venture (in each case other than such calls, claims or demands as have been satisfied) and neither Upper-Tier Joint Venture has received any capital call, claim for indemnification or demand that it make or repay any partner loan or recontribute any distribution from or in respect of the other partners in that Partial Property Owner (in each case other than such calls, claims or demands as have been satisfied).

          (p)    Additional Matters Relating to Upper-Tier Joint Ventures and/or Partial Property Owners.    To CFCL's knowledge:

              (i)  none of the JV Partnerships has received written notice that it is in breach of, or default under, any material contract or other agreement to which it is a party which breach or default has not subsequently been cured or waived, other than such breaches or defaults, if any, as when considered individually or in the aggregate could not reasonably be expected to result in a CF Material Adverse Effect;

            (ii)  none of the JV Partnerships has received any written notice from any Governmental Authority that it is in violation of any applicable law, rule, regulation, order, judgment or decree applicable to it, other than violations that, individually or in the aggregate, could not reasonably be expected to have a CF Material Adverse Effect. Each of the JV Partnerships has all governmental licenses, permits and other applicable approvals necessary to carry on its business as now being conducted by it other than licenses, permits and other approvals the absence of which could not reasonably be expected to have a CF Material Adverse Effect;

            (iii)  none of the JV Partnerships has been dissolved or liquidated, there is not pending before any Governmental Authority any legal action or proceeding seeking reorganization, liquidation or dissolution of any of the JV Partnerships and none of the JV Partnerships is the subject of any pending circumstance that, with the giving of notice or the passage of time or both and even if contested by a partner controlled by CFCL, could result in such JV Partnership being dissolved or liquidated;

            (iv)  each JV Partnership has for each of the past five years been, is now and through Closing will be, covered by valid policies of insurance of such types (including commercial general liability insurance and, if required by law, workers' compensation insurance) and in such amounts as are consistent with customary practices and standards of other companies engaged in business operations similar to those of that JV Partnership;

            (v)  except as set forth in the Upper-Tier Joint Venture Organizational Documents, the Partial Property Owner Organizational Documents, the property management and leasing agreements with an Affiliate of Simon Property Group, as disclosed on Schedule 8.2(p)(v) or as otherwise provided for in this Agreement or any of the other Transaction Documents, no JV Partnership has any outstanding material contract or other legally binding agreement with any of its Affiliates;

            (vi)  there is no legal action or proceeding pending against any JV Partnership before any Governmental Authority or arbitration panel, and no such action or proceeding has been threatened in writing, as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a CF Material Adverse Effect;

          (vii)  none of the JV Partnerships has engaged in any material business or activity that is not permitted by the terms of the Upper-Tier Joint Venture Organizational Documents or the Partial Property Owner Organizational Documents governing that JV Partnership;

          (viii)  each JV Partnership has filed all federal and state income tax returns and any other tax returns required to be filed by it within the time allotted therefor (taking into account any available extensions), such returns, when filed, were accurate in all material respects and each

    JV Partnership has paid all taxes owed by it in connection with any such tax returns; and each JV Partnership has collected or, where applicable, withheld, all taxes required to be withheld by it under applicable law, including, without limitation, taxes arising as a result of payments (or amounts allocable) to foreign partners or foreign persons or to employees of such partnership, and has either paid such taxes to the Governmental Authorities to which they are owed, or set them aside in accounts for such purpose, or accrued, reserved against and entered them upon the books and records of the employer;

            (ix)  assuming, for purposes of this representation, that CFCL has obtained the Partner Consents, the execution, delivery and performance by each of the CF Entities of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or result in a breach of or constitute a default under any provisions of any of the partnership agreements or other organizational documents of any of the JV Partnerships, (B) require any JV Partnership to obtain any authorization, consent, approval, waiver, license, qualification or registration with or give any notice to, any Governmental Authority or any other Person, (C) conflict with, result in the breach of or constitute a default or accelerate any right under any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which any of the JV Partnerships is a party or by which any of the Partial Properties may be bound or (D) violate any law or regulation of any Governmental Authority to which any of the JV Partnerships is subject, except, in the case of each of the preceding clauses, where the failure to obtain a consent, approval or action or where the occurrence of such a conflict, breach, default, acceleration or violation, individually or in the aggregate, could not reasonably be expected to have a CF Material Adverse Effect, or to interfere in any material respect with the consummation of the transactions contemplated herein.

          (q)    REA Documents.    CFCL has delivered or made available to the Purchaser true, correct and complete copies of all REA Documents in effect as of the date hereof. To CFCL's knowledge, the REA Documents are in full force and effect and as of the date hereof, no party to an REA Document is in breach or default in any material respect thereunder, which breach or default remains uncured.

          (r)    Sears Project at the Galleria.    As of the date of this Agreement, to CFCL's knowledge Sears intends to construct a store and open for business as contemplated in the Sears Letter Agreement and the Sears License Agreement.

          (s)    CFCL's Knowledge.    As used in this Agreement, the words "to the knowledge of CFCL", "to CFCL's knowledge", and other words of similar tenor mean only the current, actual, conscious (and not constructive, imputed or implied) knowledge of the following designees of CFCL (each, a "CFCL Knowledge Party"), without having made a review of files or other inquiry: Andrea Stephen, Ian MacKeller, Karl Kreppner, Alan Carlisle, Lois Miles and Peter Barbetta. Anything herein to the contrary notwithstanding, no such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other agreements, documents or instruments related thereto or contemplated hereunder or thereunder or any of the representations made by CFCL being or becoming untrue, inaccurate or incomplete in any respect.

          (t)    Disclaimer; Limitation on Scope of Representations Relating to Town Center at Cobb and Gwinnett Place.    CF Cobb Associates and CF Gwinnett Associates own indirect general partnership interests in the Property Owners of Town Center at Cobb and Gwinnett Place, respectively, and a third party also owns general and limited partnership interests in each such Partial Property Owner. Accordingly, any representation or warranty about the Partial Properties or the Partial Property Owners is made only to the knowledge of CFCL. Notwithstanding the foregoing, CFCL represents to the Purchaser that to its knowledge no circumstances exist that would cause any of the foregoing representations and warranties to be incorrect with respect to the Partial Properties if the foregoing qualification had not been made to this Section 8.2. The parties agree that if CFCL is unable to remake the representation set forth in the previous sentence at the Closing in which the Interest associated with either of the Partial Properties is proposed for inclusion (other than, because of an affirmative action taken by CFCL in violation of Section 4.1 of this Agreement that caused the representation to no longer be accurate), CFCL's inability will not constitute a basis for a failure of a condition precedent to Purchaser's obligation to accept such Interest.

        8.3    General Provisions.

          (a)    CFCL's Right to Amend Representations.    CFCL shall have the right from time to time prior to the Principal Closing or any Deferred Closing by written notice to the Purchaser, and without liability therefor, to amend or supplement its qualifications to the representations and warranties in Section 8.2, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or to correct any inaccuracies; provided, however, that any such amendment or supplement, taken alone or together with any other circumstances requiring amendment, modification or supplement to any of the representations and warranties in Section 8.2 (other than as a result of actions taken or omitted in accordance with the provisions of Article IV), if sufficiently adverse to Purchaser, may constitute the nonfulfillment of the condition set forth in Section 7.1(b).

          (b)    CFCL's Representations Deemed Modified.    To the extent that the Purchaser receives notice in writing or any Purchaser Knowledge Party actually knows at or prior to the Principal Closing or any Deferred Closing that any of CFCL's representations and warranties that are required to be made on such Closing Date are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect the Purchaser's knowledge. Except as set forth in Section 7.1(b) and (i), CFCL shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by the Purchaser to CFCL in writing or otherwise is known or deemed known by the Purchaser at the time of the applicable Closing and the Purchaser elects, nevertheless, to consummate such Closing. For purposes of the Agreement, Purchaser shall be deemed to know that a representation or warranty is untrue, incorrect or inaccurate if and to the extent that this Agreement, any Exhibit or Schedule attached hereto, any Estoppel Certificate delivered to the Purchaser, or any study, test, report or analysis delivered to or prepared by or for the Purchaser or any of its employees, agents, representatives or attorneys (collectively, the "Purchaser's Representatives") or otherwise obtained by the Purchaser or the Purchaser's Representatives contains information that qualifies or conflicts with CFCL's assertions in such representation or warranty.

          (c)    Purchaser's Right to Amend Representations.    The Purchaser shall have the right from time to time prior to the Principal Closing or any Deferred Closing, by notice to CFCL and without liability therefor, to amend or supplement its qualifications to the representations and warranties in Section 8.1, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or circumstances or to correct any inaccuracies; provided, however, that any such amendment or supplement, taken alone or together with any or all other amendments or supplements, if sufficiently adverse to CFCL, may constitute the nonfulfillment of the condition set forth in Section 7.2(c).

          (d)    Purchaser's Representations Deemed Modified.    To the extent that CFCL receives notice in writing or any CFCL Knowledge Party actually knows at or prior to the Principal Closing or any Deferred Closing that any of the Purchaser's representations and warranties that are required to be made on such Closing Date are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect CFCL's knowledge. The Purchaser shall not have any liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by the Purchaser to CFCL in writing or otherwise is known or deemed known by CFCL at the time of the applicable Closing and CFCL elects, nevertheless, to consummate such Closing.

        8.4    Notice of Breach; CFCL's Right to Cure.    If, after the date hereof and prior to the Principal Closing or any Deferred Closing with respect to Properties or Interests included in such Deferred Closing, a Purchaser Knowledge Party actually knows that any of the representations or warranties made herein by CFCL and required to be made again by CFCL at such Closing is untrue, inaccurate or incorrect in any material respect (other than as a result of receipt of written notice thereof from CFCL pursuant to the requirement of the next sentence), the Purchaser covenants that it will give CFCL written notice thereof promptly after obtaining such knowledge. If, at or prior to the Principal Closing or the Deferred Closing, a CFCL Knowledge Party actually knows that any of the representations or warranties made by CFCL herein and required to be made by CFCL again at such Closing are untrue, inaccurate or incorrect in any material respect, CFCL agrees to give the Purchaser prompt written notice thereof. CFCL will have the right to cure or correct the underlying circumstances as necessary to eliminate the adverse effect on the Purchaser of such breaches and/or inaccuracies, so long as it completes the cure (i) in time to permit the Principal Closing to occur in accordance with the terms of this Agreement and (ii) by the Cure Cutoff Date or Partial Property Cure Cutoff Date, as applicable, with respect to any representation relating to an Excluded Property. CFCL agrees to notify the Purchaser in writing within ten (10) Business Days after CFCL's receipt of a notice of such breach or inaccuracy pursuant to this Section 8.4 whether or not CFCL intends to seek to cure or correct the circumstances giving rise thereto.

        8.5    Survival.    The representations and warranties in this Article VIII shall only survive the applicable Closing until the first anniversary of that Closing and are subject to the limitations set forth in Article IX.

ARTICLE IX

INDEMNIFICATION

        9.1    Obligation of the Purchaser to Indemnify.    If a Closing occurs, the Purchaser agrees to indemnify, defend and hold harmless each of the CF Entities and each of their respective affiliates from and against all costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by any of them by reason of any breach or inaccuracy of any representation or warranty of the Purchaser contained in Section 8.1, as such representation or warranty may have been modified or deemed modified by Section 8.3(d). The CF Entities acknowledge that the indemnification provisions in this Section 9.1 are the sole and exclusive remedies available to them with respect to any and all claims for indemnification arising pursuant to this Section 9.1.

        9.2    Obligation of CFCL to Indemnify.    If the Closing occurs, CFCL agrees to indemnify, defend and hold harmless the Purchaser from and against all costs, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding consequential and other indirect damages) imposed upon, incurred by (whether by way of judgment, award, decree, settlement payment or otherwise) or suffered by the Purchaser by reason of any breach or inaccuracy of any representation or warranty of CFCL contained in Section 8.2, as such representation or warranty may have been modified or deemed modified by Section 8.3(b) or in any certificate delivered by CFCL pursuant to Section 6.2(d). The Purchaser acknowledges that the indemnification and other provisions in this Section 9.2 are the sole and exclusive remedies available to the Purchaser with respect to any and all claims for indemnification arising pursuant to this Section 9.2.

        9.3    Limitations on Recovery.    Notwithstanding anything to the contrary in this Article IX, it is expressly understood and agreed by the parties that, the Purchaser shall not be entitled to any claim for indemnification pursuant to Section 9.2 or under any other indemnification provisions contained in this Agreement, the Ground Lease Assignment, the Sublease Assignment, the REA Assignments, the Lease Assignments, the Contract Assignments or any other instrument or agreement being entered into concurrently herewith or delivered at any Closing (this Agreement and such other agreements and instruments, collectively, the "Transaction Documents"), (x) with respect to a claim under Section 9.2, if the breach or inaccuracy of representation or warranty in question results from or is based on a condition, state of facts or other matter that was actually known to the Purchaser prior to the applicable Closing, (y) unless the aggregate amount of actual loss to the Purchaser in respect of all claims for indemnification arising pursuant to Section 9.2 and pursuant to the Transaction Documents exceeds the Threshold Amount, in which event the Purchaser shall only be entitled to indemnification for amounts, if any, in excess of the Threshold Amount, and (z) unless the Purchaser has given CFCL written notice of such claim (stating the representation or warranty alleged to have been breached or the indemnification provision of the Transaction Documents pursuant to which recovery is sought, an explanation in reasonable detail of the circumstances giving rise to the claim, and the Purchaser's good faith estimate of the total dollar amount of the harm suffered and likely to be suffered as a result of the alleged breach or claim) on or prior to the first (1st) anniversary of the applicable Closing Date and commenced legal action in a court of competent jurisdiction against CFCL within 180 days after that anniversary, it being understood and agreed that CFCL shall have no further liability under or in respect of such warranties and representations or under the indemnification provisions of the Transaction Documents after the first anniversary of the applicable Closing Date, except to the extent of any breach or claim of which the Purchaser gives CFCL written notice on or prior to such first anniversary. Accordingly, after the first anniversary of the applicable Closing Date, CFCL shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to the Purchaser or any successor or assign with respect to claims arising out of any of CFCL's representations and warranties and the indemnification provisions of the Transaction Documents, except solely for those matters that are the subject of a pending notice of claim delivered by the Purchaser to CFCL on or prior to such date. Any claim that the Purchaser may have at any time against CFCL for a breach of any representation or warranty or for indemnity under a Transaction Document, whether known or unknown, with respect to which a notice of claim has been delivered to CFCL within the applicable survival period established above may only be the subject of subsequent litigation brought by the Purchaser against CFCL if such litigation is commenced against CFCL within the 180-day period following the anniversary of the applicable Closing Date. Accordingly, on the 181st day following the anniversary of the applicable Closing Date, CFCL shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the Purchaser and/or its successors and assigns with respect to any claims the Purchaser may have against CFCL for a breach of any representation or warranty or for indemnification under a Transaction Document, except solely for those matters that are the subject of a litigation by the Purchaser against CFCL that is pending on the 181st day after the first anniversary of the applicable Closing Date. As used herein, "Threshold Amount" means as of the date of determination a dollar amount equal to (x) Two Million Five Hundred Thousand Dollars ($2,500,000) minus (y) the aggregate of all costs and impairments to value, determined as provided in Section 7.1(b), resulting from Qualifications to CFCL's representations and warranties and not credited or paid to the Purchaser as contemplated in Section 7.1(b). In addition, except as set forth expressly herein to the contrary, in no event shall (X) CFCL's maximum liability for all claims for breaches of representations and warranties in Article VIII, together with all other claims by the Purchaser under the Transaction Documents, relating (a) to any particular Wholly Owned Property exceed Two Million

Dollars ($2,000,000) or (b) to any Interest and its corresponding Partially Owned Property exceed One Million Dollars ($1,000,000), (Y) CFCL have any liability whatsoever to the Purchaser pursuant to this Agreement and the other Transaction Documents in excess of Ten Million Dollars ($10,000,000) in the aggregate, the parties having expressly agreed that CFCL's maximum liability for any and all claims under this Article IX and the indemnification provisions of the Transaction Documents is to be capped at that amount. In addition, in no event shall CFCL be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case the Purchaser's recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by the Purchaser from any insurance company, tenant, anchor or other third party; provided, however, the Purchaser shall have no obligation to initiate any legal action for third-party recovery.

        9.4    Third-Party Claims.    In the case of any claim asserted by a third party against the Purchaser, including, without limitation, any claim by a Governmental Authority and any request by such Governmental Authority to audit or otherwise inquire into or examine (an "Inquiry") any matters as to which a claim might arise hereunder, the Purchaser shall notify CFCL for the purpose of representing their collective interests in the event of a claim against the Purchaser, at CFCL's sole cost and expense, promptly after the Purchaser has actual knowledge of any such claim as to which indemnity may be sought or as to any such Inquiry, and the Purchaser shall permit CFCL to assume the defense of any claim or any litigation resulting therefrom or administer such Inquiry, provided that the Purchaser may participate in such defense or administration at the Purchaser's expense. CFCL, in the defense of any such claim or Inquiry, shall not, except with the consent of the Purchaser, which the Purchaser agrees will not be unreasonably withheld, conditioned or delayed, (x) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against the Purchaser or (y) pursue any course of defense of any claim subject to indemnification hereunder if the Purchaser shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect the use of the Property to which the claim or Inquiry relates. In the event that the Purchaser reasonably and in good faith determines that any proposed settlement of any claim subject to indemnification hereunder by CFCL reasonably could be expected to affect adversely in any material respect the use of the Property to which it relates or that the Purchaser has available to it one or more defenses or counterclaims that are inconsistent with one or more of those available to CFCL in respect of such claims or litigation relating thereto, the Purchaser shall have the right to take over and assume control of the settlement, negotiations and litigation relating to any such claim at CFCL expense, provided that, if the Purchaser does so take over and assume control, the Purchaser shall not settle such claim or litigation without CFCL's prior written consent, such consent not to be unreasonably withheld. In addition, if CFCL obtains and desires to accept from a party to any such claim or Inquiry in respect of which it has indemnity obligations under this Article an undertaking to settle the claim for an amount certain and/or on other terms to which the Purchaser will not consent, then the Purchaser agrees that if requested by CFCL the Purchaser will assume defense of such claim or Inquiry and thereafter CFCL's obligation with respect to such claim or Inquiry shall not exceed the terms of the arrangement CFCL proposed to accept in settlement thereof immediately prior to such assumption by the Purchaser, it being agreed between the Purchaser and CFCL that the Purchaser will pay any amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that CFCL does not accept the defense of any matter as above provided, the Purchaser shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. In any event, CFCL and the Purchaser shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it. Acceptance of the defense of any claim or litigation or of the administration of any Inquiry by CFCL shall be without prejudice to CFCL's right to assert at any time before or after accepting such defense or administration that it is not obligated to provide indemnity, either in whole or in part, with respect to such claim or litigation for which such defense is accepted or which might subsequently arise from such Inquiry.

ARTICLE X

TERMINATION

        10.1    Purchaser Default.    If (i) the Purchaser has defaulted in any material respect in the fulfillment of any of its obligations herein (including, without limitation, by failing to satisfy any of the conditions precedent to CFCL's obligation to close as set forth in this Agreement; it being understood that the Purchaser's obligation to purchase the Properties as set forth herein is not subject to any financing contingency), and (ii) but for such default the CF Entities would be ready, willing and able to satisfy each of the conditions precedent to the Purchaser's obligations to participate in the Principal Closing, and CFCL is unwilling or unable to waive the default, CFCL's sole and exclusive remedy at law or in equity will be to terminate this Agreement and all related agreements, and thereafter no party to this Agreement will have any further rights or obligations hereunder other than any arising under any section herein that by its terms survives the termination of this Agreement, and upon such termination CFCL shall be entitled to collect the Deposit as full and complete liquidated damages for such default, it being agreed between the parties that the actual damages to the CF Entities in the event of such default are impractical if not impossible to determine and that the Deposit is a reasonable estimate thereof. In addition, if the Principal Closing has occurred but (x) the Purchaser has defaulted in any material respect in the fulfillment of any of its obligations herein relating to a Deferred Closing (including, without limitation, by failing to satisfy any of the conditions precedent to CFCL's obligation to close as set forth in this Agreement), and (y) but for such default, the CF Entities would be ready, willing and able to satisfy each of the conditions precedent to the Purchaser's obligations to participate in the Deferred Closing and CFCL is unwilling or unable to waive the default, CFCL's sole and exclusive remedy at law or in equity will be to terminate this Agreement and all related agreements with respect to all Properties and Interests that have not been conveyed to the Purchaser as of such date, and upon such termination CFCL shall be entitled to collect the remaining Deposit as full and complete liquidated damages for such default, it being agreed between the parties that the actual damages to the CF Entities in the event of such default are impractical if not impossible to determine and that the amount of the applicable Deposit is a reasonable estimate thereof.

        10.2    CF Entity Default.    In the event the sale and purchase of the Properties and Interests as contemplated by this Agreement are not consummated as a result of any material default by the CF Entities hereunder (including, without limitation, by failing to satisfy any of the conditions precedent to the Purchaser's obligation to close as set forth in this Agreement), then the Purchaser's sole and exclusive remedy shall be either: (i) to file an action for specific performance to compel the CF Entities to perform their obligations hereunder including but not limited to execution and delivery of the documents required to convey the Threshold Properties to the Purchaser (so long as the Purchaser commences that action within one hundred eighty (180) days following the date on which the Closing was to have occurred), or (ii) (A) to terminate this Agreement by written notice to CFCL, in which event the Deposit shall be delivered to the Purchaser and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged except for those rights and obligations which, by their terms, survive termination of this Agreement, and (B) if the default in question was the result of a deliberate action or inaction by any CF Entity taken or withheld in bad faith and in violation of an express obligation in this Agreement, then so long as it commences the action within one hundred eighty (180) days following the date on which the failed Closing was scheduled to have occurred, the Purchaser also shall be entitled to bring a lawsuit action against CFCL for recovery of liquidated damages ("Purchaser's Liquidated Damages") in an amount equal to the lesser of (x) the actual out-of-pocket expenses incurred by the Purchaser in its connection with its due diligence inspections of the Property and negotiating of this Agreement and (y) One Million Five Hundred Thousand Dollars ($1,500,000). Except as set forth in the preceding sentence, the Purchaser expressly waives its right to seek any compensatory, punitive or other damages for any CF Entity's default hereunder.

        10.3    Limitations.    For certainty, each of the Purchaser and CFCL agrees that Sections 10.1 and 10.2 set forth the only remedies available for default under this Agreement and more particularly that, except as set forth in Section 10.1 or 10.2 including as necessary to enforce its right to collect the Deposit and, if applicable, Purchaser's Liquidated Damages, as set forth above, no party shall otherwise be entitled to bring any claim for damages or specific performance or any other remedy at law or in equity against the other for a failure to consummate the transactions contemplated by this Agreement. The foregoing limitations shall not apply to any claim for indemnity pursuant to Article IX, which claims are governed separately by the limitations set forth in Article IX, or to enforce any obligation of any party hereunder that, by its terms, is to be performed by that party after a Closing. Each of the Purchaser, on the one hand, and CFCL, on the other hand, confirms that it was represented by counsel that explained, at the time this Agreement was made, the consequences of the provisions contained in this Article X.

ARTICLE XI

MISCELLANEOUS

        11.1    Broker.    CFCL and the Purchaser acknowledge that Goldman, Sachs & Co. has acted as the CF Entities' exclusive broker with respect to the transaction contemplated herein and with respect to this Agreement, and CFCL agrees that it will pay the fees and expenses due to Goldman, Sachs & Co. for those services. Each of CFCL and the Purchaser represents and warrants to the other that it has not dealt with any other broker in this transaction and each agrees to hold harmless the other and indemnify the other from and against any and all actual losses, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements but excluding consequential and other indirect damages) suffered by the other as a result of any breach of its representation and warranty in this Section 11.1. The provisions of this Section 11.1 shall survive the Principal Closing and any Deferred Closing.

        11.2    Expenses.    The Purchaser, on the one hand, and CFCL for the CF Entities, on the other hand, agrees that it will be responsible for the prompt payment of all expenses provided for in this Agreement to be paid by it (including pursuant to Section 4.4 above) and the fees and disbursements of its attorneys, accountants and other professionals and experts incurred in connection with the negotiation of this Agreement, the preparation for any Closing and/or enforcement of any rights or remedies available to it pursuant to any of the Transaction Documents.

        11.3    Further Assurances.    The CF Entities and the Purchaser agree, at any time and from time to time after the Principal Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intent and purpose of this Agreement or of any agreement contemplated hereby, at the expense of the party making such request, provided, however, that none of the CF Entities or the Purchaser shall be obligated by this Section 11.3 to incur any liabilities or obligations in excess of the liabilities and obligations otherwise expressly contemplated in this Agreement. The provisions of this Section 11.3 shall survive the Closing.

        11.4    Notices.    All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (w) on the third (3rd) Business Day after deposit in the United States mail addressed to the intended recipient by registered or certified mail, postage prepaid, return receipt requested, (x) on the next Business Day after delivery to a reputable national overnight air courier service, prepaid and addressed to the intended recipient, (y) when transmitted, if sent by facsimile if a confirmation of transmission is produced by the sending machine (with a hard copy sent by one of the methods described in clauses (w), (x) or (z) of this Section 11.4), or (z) if not deposited in the United States mail, delivered to a national overnight air courier service or sent by facsimile as aforesaid, shall be deemed to be properly given or served upon actual receipt (with rejection of delivery by addressee to constitute receipt), as follows:

        If to any of the CF Entities, to:

    The Cadillac Fairview Corporation Limited
    20 Queen Street West, 5th Floor
    Toronto, ON M5H 3R4
    Attention: Andrea Stephen & Peter Barbetta
    Facsimile No.: (416) 598-8514

    with a copy sent simultaneously to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Benjamin R. Weber. Esq.
    Facsimile No.: (212) 558-3588

  (a)
  If to the Purchaser:

    The Mills Limited Partnership
    c/o The Mills Corporation
    1300 Wilson Boulevard
    Suite 400
    Arlington, VA 22209
    Attention: Greg Neeb
    Facsimile No.: (703) 526-5191

  (b)
  And with a copy to:

    The Mills Limited Partnership
    c/o The Mills Corporation
    1300 Wilson Boulevard
    Suite 400
    Arlington, VA 22209
    Attention: Real Estate General Counsel
    Facsimile No.: (703) 526-5191

  (c)
  with a copy sent simultaneously to:

    Manatt, Phelps & Phillips, LLP
    11355 West Olympic Boulevard
    Los Angeles, CA 90064-1614
    Attention: Keith Allen-Niesen, Esq.
    Facsimile No.: (310) 312-4224

Any of the aforementioned parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the others in the manner provided for above.

        11.5    Assignment.    Other than with respect to the Liquidation Transactions, none of the parties to this Agreement shall have the right to assign or otherwise transfer (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other parties, which consent may be withheld by any such other party in such party's sole and absolute discretion. Notwithstanding the foregoing, the Purchaser shall have the right to designate one or more separate Affiliates of the Purchaser to be the recipient of any Property or Interest (each such Affiliate, a "Purchaser Designee"), provided that such designation does not have the effect of delaying a Closing in any respect and provided further that (i) the Purchaser confirms to CFCL in writing that the designation does not relieve the Purchaser of any of its obligations under this Agreement and (ii) the Purchaser Designee delivers a certificate to CFCL containing the representations and warranties set forth in Section 8.1 but made by the Purchaser Designee about itself in place of the Purchaser. As used herein, "Affiliate" means, with respect to any specified entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified entity.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other Person.

        11.6    Waiver; Modification.    Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.

        11.7    Incorporation of Recitals and Schedules.    The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

        11.8    Confidentiality; Press Releases.

          (a)    Agreement.    Each of the Purchaser and CFCL agrees that it will not disclose the contents of this Agreement or any agreement contemplated hereby to any third parties or issue any press release with respect thereto or any Closing hereunder without the consent of the other party, except (i) as may be required or, based on the advice of counsel, advisable to ensure compliance with any applicable laws, rules or regulations of any Governmental Authority having jurisdiction over such party or to comply with any rules or regulations for listing securities on any applicable exchange; providedthat the Purchaser has given CFCL no less than two (2) Business Days' prior written notice of such intended disclosure, (ii) as is expressly authorized or required by the terms of this Agreement (e.g., in connection with obtaining the Zoning Letters or any required third-party consents or approvals) or (iii) if and to the extent such contents have already been placed in the public domain (other than by the party seeking to disclose and in a manner not permitted by this Section 11.8(a)). Nothing contained in this Section 11.8 shall be construed as prohibiting (x) CFCL from disclosing the contents of this Agreement (A) on a confidential basis to CFCL's counsel, accountants, consultants, property managers and other agents, or (B) (if necessary or appropriate in CFCL's reasonable judgment) to regulatory authorities having jurisdiction over CFCL (which authorities, by law, may not be bound by any confidentiality restrictions), or (C) to parties from which it is seeking financing or (y) the Purchaser from disclosing the contents of this Agreement (A) on a confidential basis to its counsel, accountants, consultants, property managers and other agents, or (B) (if necessary or appropriate in the Purchaser's reasonable judgment) to regulatory authorities having jurisdiction over the Purchaser (which authorities, by law, may not be bound by any confidentiality restrictions), or (C) to parties from which it seeks financing. Each of CFCL and the Purchaser agrees (I) to consult with and cooperate with each other on the content and timing of all press releases and other public announcements relating to the transactions contemplated by this Agreement and (II) that the press release to be issued upon execution of this Agreement will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

          (b)  Notwithstanding anything to the contrary contained in this Section 11.8(b), from and after the Due Diligence Cutoff Date, Purchaser shall (i) have the right to disclose such information as the Purchaser determines is reasonably necessary in order to undertake a private equity raise or capital raise in the capital markets in connection with this transaction, so long as the Purchaser provides CFCL with reasonable advance notice of the type and extent of disclosure the Purchaser intends to make in connection with such capital raise for this transaction, and only discloses such information to those parties who need to know it in connection with the capital raising transaction in question, including, without limitation, employees of Purchaser, consultants, accountants and attorneys engaged by Purchaser in connection therewith, and prospective or existing investors and lenders, or as otherwise required by the SEC or other applicable law.

          (c)    Property Information.    In the event this Agreement is terminated, the Purchaser and the Purchaser's representatives shall promptly deliver to CFCL all originals and copies of the information relating to the Interests and the Properties supplied by, or at the direction of, CFCL in the possession of the Purchaser and the Purchaser's representatives and neither Purchaser nor Purchaser's representatives shall retain any copies, extracts or other reproductions in whole or in part of such written material. In addition to the foregoing, the Purchaser agrees to promptly destroy all documents, memoranda, notes and other writings whatsoever prepared by it and/or any of its representatives based on any information relating to the Properties or the Interests supplied by, or at the direction of, CFCL, and to certify to CFCL in a written instrument sworn to by an authorized officer who supervised such destruction.

        11.9    Entire Agreement.    Subject to the last sentence of Section 11.8(b) above, all understandings and agreements heretofore between the parties hereto are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, supersede all prior agreements, written or oral, with respect thereto.

        11.10    Governing Law.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AS PERMITTED BY SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        11.11    Jurisdiction.    Each of the CF Entities and the Purchaser hereby irrevocably and unconditionally submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Each of the CF Entities and the Purchaser agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the CF Entities and the Purchaser hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan. Each of the CF Entities and Purchaser hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 11.11 shall be construed as preventing any of the CF Entities or the Purchaser, or any of their respective affiliates, from (i) objecting to the jurisdiction of any New York State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a New York State Court to a Federal Court sitting in the borough of Manhattan, or vice versa.

        11.12    Captions.    The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

        11.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an "original" signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

        11.14    Severability.    If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

        11.15    Prior Negotiations; Construction.    No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party's favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

        11.16    Litigation Expenses.    If any action is brought by either party against the other party relating to or arising out of this Agreement or any other Transaction described herein, including but not limited to Arbitration under Section 11.21, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution and defense of such action. In the event that any of the CF Entities, on the one hand, or the Purchaser, on the other hand, employs any accountant, investment bank or other third-party adviser or consultant in connection with any litigation, arbitration, mediation or other action or proceeding between the parties hereto arises out of this Agreement or any other Transaction, each party shall bear its own costs and expenses incurred in connection therewith.

        11.17    No Recordation.    Each of the CF Entities and the Purchaser agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and that other than in connection with an action for specific performance commenced by the Purchaser as permitted in Section 10.2, the Purchaser agrees (a) not to file any notice of pendency or other instrument against any of the Properties or any portion thereof in connection herewith and (b) to indemnify the CF Entities against all costs, expenses and damages, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the CF Entities by reason of the filing by the Purchaser of such notice of pendency or other instrument in breach of the terms of this Section 11.17.

        11.18    Competitive Activities.    Nothing herein shall be construed as restricting or limiting in any way CFCL, its principals, affiliates, or any partner, member or shareholder of any of them, from engaging in activities that may be deemed to be competitive with the Properties or any other business activities currently conducted or to be conducted by Purchaser or any of its affiliates on or after the date hereof.

        11.19    Waiver of Trial by Jury.    THE CF ENTITIES AND THE PURCHASER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY THE CF ENTITIES OR THE PURCHASER, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR

CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED THERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY THE PURCHASER AND THE CF ENTITIES.

        11.20    Relationship of CFCL to the Other CF Entities.    Each CF Entity agrees (and the Purchaser acknowledges) that CFCL alone will represent and act on behalf of all the CF Entities for the purpose of giving any required notice or consent hereunder and for the purpose of determining whether the conditions precedent to the CF Entities' obligations hereunder have been satisfied. In addition, all references to any obligation or covenant of CFCL hereunder shall be deemed satisfied by CFCL if, instead of actually taking the requisite action, CFCL causes another CF Entity to perform such obligation or covenant.

        11.21    Arbitration Procedures.    If CFCL elects to submit any question of cost or value of impairment to arbitration as contemplated in Section 7.1(b), it shall do so by notifying the Purchaser of the election in writing together with an explanation, in reasonable detail, of the question or questions to be determined in arbitration. Within fifteen (15) days after giving such notice, each of CFCL and Purchaser agrees to select and designate to the other in writing one reputable, disinterested individual having at least seven (7) years of commercial experience reasonably related to the matter in dispute and willing to act as an arbitrator of the dispute in question. If, for any reason, the Purchaser fails to notify CFCL of its selection of a qualifying arbitrator within the allotted time, then, if CFCL so elects, the second arbitrator shall be a person designated by the President or another appropriate officer of the American Arbitration Association. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a third reputable individual having no affiliation with either of the parties and willing to act as an arbitrator of the dispute in question. If the first two arbitrators selected are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be selected by the President, or another appropriate officer, of the American Arbitration Association. The three arbitrators selected shall constitute the arbitration panel and the presentation of the parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. The arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchanging of schedules of proposed witnesses and examination by deposition of parties or other persons. All issues regarding compliance with discovery requests shall be decided by the arbitrators. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Any decision rendered by the arbitration panel shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. To the extent the dispute in question involves issues of law, the arbitrators shall apply and be bound to follow the laws of the State of New York and, to the extent applicable, the laws of the United States of America.

        11.22    CFCL Board Approval.    This Agreement shall not be binding in any way on any CF Entity unless and until CFCL has notified the Purchaser in writing that CFCL's Board of Directors has approved this Agreement and the transactions contemplated hereunder ("CFCL Board Approval"). If CFCL has not notified Purchaser that CFCL Board Approval has occurred on or before [December 9, 2002], then, until such time as CFCL notifies the Purchaser that CFCL Board Approval has occurred, either CFCL or the Purchaser may elect to terminate this Agreement by written notice to the other party, in which event the Purchaser shall be entitled to the return of the Deposit and thereafter the parties shall have no further rights or obligations hereunder, except those which expressly survive termination of this Agreement.

        11.23    Time of Essence.    Subject to the next sentence, the parties agree that time is of the essence with respect to obligations of the parties set forth in this Agreement including but not limited to the dates and time periods provided for in this Agreement. If the date on which, or time period by which, any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing occur, falls or expires on a day that is not a Business Day, then such date or time period shall be automatically deferred or extended until the close of business on the next Business Day.

[Signatures appear on following pages.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE CADILLAC FAIRVIEW CORPORATION LIMITED, an Ontario corporation
By:		/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:		/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Executive Vice-President
CADILLAC FAIRVIEW U.S., INC., a Delaware corporation
By:		/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:		/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CF BROWARD MALL, INC., a Florida corporation
By:		/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:		/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CF DOVER MALL L.P., a Delaware limited partnership
By:		Cadillac Fairview S.C. Finance Inc., a Delaware corporation its managing general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CF ESPLANADE L.P., a Delaware limited partnership
By:	Cadillac Fairview S.C. Finance Inc., a Delaware corporation its managing general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CF NORTHPARK L.P., a Delaware limited partnership
By:	Cadillac Fairview S.C. Finance Inc., a Delaware corporation its managing general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CF GALLERIA AT WHITE PLAINS L.P., a Delaware limited partnership
By:	Cadillac Fairview S.C. Finance Inc., a Delaware corporation its managing general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CF COBB ASSOCIATES, a New York general partnership
By:	Cadillac Fairview Shopping Center Properties (Georgia) Inc., a Delaware corporation its general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CF GWINNETT ASSOCIATES, a New York general partnership
By:	Cadillac Fairview Shopping Center Properties (Georgia) Inc., a Delaware corporation its general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CFN, INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (MISSISSIPPI) INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CADILLAC FAIRVIEW LOUISIANA SPC GP, INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW DOVER SPC GP, INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW WHITE PLAINS SPC GP, INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
For purposes of committing to participate in the Liquidation Transactions as described in Section 4.8:
CADILLAC FAIRVIEW MISSISSIPPI SPC GP, INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CF JACKSON ASSOCIATES, a New York general partnership
By:	Cadillac Fairview Shopping Center Properties (Mississippi) Inc., a Delaware corporation its general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
RIDGELAND ASSOCIATES, a New York limited partnership
By:	CF Jackson Associates, a New York general partnership its general partner
By:	Cadillac Fairview Shopping Center Properties (Mississippi) Inc., a Delaware corporation its general partner
	By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
	By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (LOUISIANA) INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (NEW YORK) INC., a New York corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (GEORGIA) INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW CALIFORNIA SPC GP, INC., a California corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW SHOPPING CENTER PROPERTIES (DELAWARE) INC., a Delaware corporation
By:	/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:	/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President

CADILLAC FAIRVIEW SHOPPING CENTER DEVELOPMENTS INC., a Delaware corporation
By:		/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:		/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
CADILLAC FAIRVIEW SHOPPING CENTER (UNITED STATES) HOLDINGS INC., a Delaware corporation
By:		/s/ PETER BARBETTA
Name: Peter J. Barbetta
Title: Executive Vice-President, General Counsel and Secretary
By:		/s/ ANDREA STEPHEN
Name: Andrea Stephen
Title: Senior Vice-President
PURCHASER:
THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership
By:		The Mills Corporation, a Delaware corporation its general partner
	By:	/s/ KENNETH PARENT
Name: Kenneth R. Parent
Title: Chief Operating Officer
ESCROW AGENT (Solely for purposes of agreeing to the provisions of Section 2.2 and Exhibit B):
TSNY AGENCY OF NEW YORK CITY, INC.
By:		/s/ NICHOLAS DE MARTINI
Name: Nicholas De Martini
Title: Executive Vice-President and General Counsel

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PURCHASE AND SALE AGREEMENT